UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OPKO Health, Inc.

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OPKO HEALTH, INC.

4400 Biscayne Blvd.

Miami, FL 33137

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2023

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of OPKO Health, Inc., a Delaware corporation (the “Company”), will be held on Thursday, June 22, 2023 beginning at 10:00 a.m., Eastern Time. The Annual Meeting will be held virtually via live webcast, during which you will be able to vote your shares electronically and submit your questions. At the Annual Meeting, we will ask you:

1.

To elect as directors the twelve nominees named in the attached proxy statement for a term of office expiring at the 2024 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To approve a non-binding advisory resolution regarding the compensation paid to the Company’s named executive officers (“Say on Pay”);

3.	To approve a non-binding advisory resolution on the frequency of the advisory vote on Say on Pay in future years (“Say on Frequency”);

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Holders of record of our common stock, par value $0.01 per share, at the close of business on Monday, April 24, 2023, will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On or about May 1, 2023, the Company began mailing a Notice of Internet Availability of Proxy Materials to our stockholders of record and posted our proxy materials, including our Annual Report to Stockholders for our fiscal year ended December 31, 2022 (“fiscal 2022”) on the website referenced in such notice. As described in such notice, our stockholders may choose to access our proxy materials on the website referred to therein or may request a printed set of our proxy materials.

Whether or not you plan to participate in the Annual Meeting, it is important that you vote your shares. Regardless of the number of shares you own, please promptly vote your shares by telephone or Internet prior to the Annual Meeting or, if you have received printed copies of the proxy materials, by marking, signing and dating the proxy card and returning it to the Company in the postage paid envelope provided. Should you participate in the live webcast, you may, if you wish, withdraw your proxy and vote your shares on the Internet during the Annual Meeting.

By Order of the Board of Directors,

Steven D. Rubin Executive Vice President – Administration

Miami, Florida

May 1, 2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on June 22, 2023

The Proxy Statement and 2022 Annual Report are available at www.opko.com.

OPKO HEALTH, INC.

PROXY STATEMENT FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD

THURSDAY, June 22, 2023

This proxy statement is being made available to you by the Board of Directors (the “Board”) of OPKO Health, Inc., a Delaware corporation (the “Company,” “OPKO,” or “we,” “us” or “our”) in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders of the Company on Thursday, June 22, 2023, beginning at 10:00 a.m., Eastern Time, and all adjournments thereof (the “Annual Meeting”). The 2023 Annual Meeting will be a virtual meeting of stockholders to be held solely as a live webcast over the Internet at www.proxydocs.com/OPK. There will not be a physical location for the Annual Meeting. At the Annual Meeting, the items of business to be voted on are:

1.

To elect as directors the twelve nominees named in the attached proxy statement for a term of office expiring at the 2024 annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	To approve a non-binding advisory resolution regarding the compensation paid to the Company’s named executive officers (“Say on Pay”);

3.	To approve a non-binding advisory resolution on the frequency of the advisory vote on Say on Pay in future years (“Say on Frequency”);

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Our Board has fixed the close of business on Monday, April 24, 2023, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. As of that date, there were issued and outstanding 772,650,812 shares of our common stock, par value $0.01 per share. The holders of our common stock are entitled to one vote for each outstanding share held by them on all matters submitted to our stockholders.

On or about May 1, 2023, the Company began mailing a Notice of Internet Availability of Proxy Materials to our stockholders of record as of April 24, 2023 and posted our proxy materials, including our Annual Report to Stockholders for our fiscal year ended December 31, 2022 (“fiscal 2022”) on the website referenced in such notice. As described in such notice, our stockholders may choose to access our proxy materials on the website referred to therein or may request a printed set of our proxy materials. The deadline for requesting a printed copy is June 12, 2023 at 5 p.m. Eastern Time. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with the physical printing and mailing of materials.

Voting Procedure

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.proxydocs.com/OPK and registering in advance. To participate in the Annual Meeting, you will need the control number included on your notice of Internet availability of the proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Upon completion of your registration, you will receive further instructions via email, including your unique links that will allow you access to the Annual Meeting. Please be sure to follow instructions found on your proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. You also will be able to vote your shares electronically at the Annual Meeting. Stockholders will be able to listen, vote and submit questions from their home via the Internet or from any remote location with Internet connectivity. The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online access will begin at 9:45 a.m. Eastern Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in time or meeting time, or if you have any questions regarding how to use the virtual meeting platform, please call the technical support number that will be posted on the virtual shareholder meeting login email. Technical support will be available beginning at 9:00 a.m. on June 22, 2023 and will remain available throughout the duration of the meeting. Information related to technical assistance will be provided in the email with the sign-in instructions you should receive following your successful registration.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to dial-in to the conference call or log in and ensure that they can hear audio prior to the start of the meeting.

If you wish to submit a question, you may do so by visiting www.proxydocs.com/OPK and registering for the Annual Meeting. If you want to submit a question before the meeting, you may log into www.proxydocs.com/OPK, go to the registration page and enter the control number found on your notice, proxy card, or voting instruction form. Once past the login screen, click in the box in the Question for Management section, type in your question, and click “Submit.” Alternatively, if you want to submit your question during the live meeting, you may do so by following the emailed instructions you will receive following your successful registration.

Questions submitted and which are pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions or comments that are not related to the proposals under discussion, are about personal concerns not reasonably shared by all of our stockholders generally, or use blatantly offensive language may be ruled out of order and will not be answered. Additionally, the Company may not be able to answer multiple questions submitted by the same stockholder. The questions and answers will be available as soon as practicable after the meeting and will remain available until one week after posting.

If you encounter any technical difficulties accessing the virtual meeting during the check-in time or meeting time, or if you have any questions regarding how to use the virtual meeting platform, please call the technical support number that will be included in the email sent one (1) hour prior to the Annual Meeting. Technical support will be available starting at 9:00 a.m. on June 22, 2023 and will remain available throughout the duration of the meeting.

Voting at the Annual Meeting

A nominee for director will be elected to the Board if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against (withheld from) a nominee. In addition, the advisory vote on each of the Say on Pay proposal and the Say on Frequency proposal will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against the proposal. Because your vote on the Say on Pay proposal is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee of the Board will take into account the outcome of the Say on Pay vote when considering future executive compensation arrangements. Similarly, the Say on Frequency advisory vote is not binding on the Board or the Compensation Committee, and the Company may determine to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders; however, the Board will take into account the outcome of the Say on Frequency vote when determining the frequency of the Say on Pay vote. The vote to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023 will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting in which a quorum is present exceed the votes cast against the proposal. Any other matter that may be submitted to a vote of our stockholders at the Annual Meeting will be approved if the number of shares of common stock voted for the proposal exceed the votes cast against the proposal, unless such matter is one for which a greater vote is required by law or our Certificate of Incorporation or our amended and restated bylaws (the “Amended and Restated Bylaws”).

The presence, in person via participation in the virtual meeting or by proxy, of holders of a majority of our outstanding common stock entitled to vote constitutes a quorum at the Annual Meeting. Shares of our stock represented by proxies that reflect abstentions will be counted for the purpose of determining the existence of a quorum at the Annual Meeting, but will have no effect on the election of directors, the Say on Pay proposal, the Say on Frequency proposal, or the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending  December 31, 2023.

Shares of stock represented by proxies that reflect “broker non-votes” (i.e., stock represented at the Annual Meeting by proxies held by brokers or nominees as to which (i) the brokers or nominees have not received voting instructions from the beneficial owners of such shares and (ii) the brokers, or nominees, do not have the discretionary voting power on a particular matter) will be counted for the purpose of determining the existence of a quorum at the Annual Meeting because brokers have discretion to vote on at least one proposal at the Annual Meeting. A broker does not have the discretion to vote on the election of directors, the non-binding Say on Pay proposal, or the non-binding Say on Frequency proposal. A broker non-vote will have no effect on the election of directors, the Say on Pay proposal, or the Say on Frequency proposal. A broker has the discretion to vote on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; therefore, if the broker exercises its discretion to vote on the proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2023, its vote will be counted for purposes of determining the outcome of that proposal.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by: (i) written notice to us on the date of or prior to the Annual Meeting at our executive offices located at 4400 Biscayne Blvd., Miami, Florida 33137, attention: Secretary; (ii) execution of a subsequent proxy; (iii) participating and voting electronically at the Annual Meeting by completing a ballot online during the live webcast; or (iv) re-voting by telephone or by Internet prior to the meeting (only your latest telephone or Internet vote will be counted). Participation at the Annual Meeting will not automatically revoke your proxy. If your shares are held in the name of a broker or nominee, you must follow the instructions of your broker or nominee to revoke a previously given proxy. All shares of our stock represented by effective proxies will be voted at the Annual Meeting or at any adjournment thereof. Unless otherwise specified in the proxy, shares of our stock represented by proxies will be voted: (i) FOR the election of the Board’s nominees for directors; (ii) FOR the approval of the Say on Pay proposal; (iii) FOR the selection of “one year” as the frequency with which stockholders are provided an advisory vote on Say on Pay; (iv) FOR the proposal to ratify the appointment of Ernst & Young, LLP, an independent registered public accounting firm, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2023; and (v) in the discretion of the proxy holders with respect to such other matters as may properly come before the Annual Meeting.

Our executive offices are located at 4400 Biscayne Blvd., Miami, Florida 33137.

Security Ownership of Certain Beneficial Owners and Management

The following table contains information regarding the beneficial ownership of our voting stock as of April 24, 2023 held by (i) each stockholder known by us to beneficially own more than 5% of the outstanding shares of any class of voting stock; (ii) our directors and director nominees; (iii) our Named Executive Officers as defined in the paragraph preceding the Summary Compensation Table contained elsewhere in this proxy statement and our current executive officers; and (iv) all current directors and executive officers as a group. Except where noted, all holders listed below have sole voting power and investment power over the shares beneficially owned by them. Unless otherwise noted, the address of each person listed below is c/o OPKO Health, Inc., 4400 Biscayne Blvd., Miami, FL 33137.

		Amount and Nature
Name and Address of		Beneficial		Percentage of
Beneficial Owner	Class of Security	Ownership		Class**
Directors and Named Officers:
Phillip Frost, M.D.	Common Stock	250,888,063	(1)	31.75%
CEO & Chairman of the Board

Jane H. Hsiao, Ph.D., MBA	Common Stock	38,201,822	(2)	4.91%
Vice Chairman of the Board & Chief Technical Officer

Steven D. Rubin	Common Stock	8,342,732	(3)	1.08%
Executive Vice President – Administration and Director

Elias A. Zerhouni, M.D., Ph.D.(4)	Common Stock	19,902,037	(4)	2.58%
Vice Chairman of the Board and President

Adam Logal	Common Stock	1,854,162	(5)	*
Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer

Gary J. Nabel, M.D., Ph.D.(6)	Common Stock	20,047,908	(6)	2.59%
Chief Innovation Officer

Alexis Borisy, Director(7)	Common Stock	362,612	(7)	*

John A. Paganelli, Director	Common Stock	538,515	(8)	*

Richard C. Pfenniger, Jr., Director	Common Stock	535,000	(9)	*

Alice Lin-Tsing Yu, M.D., Ph.D., Director	Common Stock	236,490	(10)	*

Richard M. Krasno, Ph.D., Director	Common Stock	223,333	(11)	*

Prem A. Lachman, M.D., Director	Common Stock	70,000	(12)	*

Roger J. Medel, M.D., Director	Common Stock	70,000	(13)	*

All Executive Officers and Directors as a group	Common Stock	341,272,674		42.62%
(13 persons)

More than 5% Owners:
Frost Gamma Investments Trust	Common Stock	215,091,935	(14)	27.31%

Bruce C. Holbrook	Common Stock	39,781,126	(15)	5.80%
1107 Botetourt Gardens
Norfolk, VA 23507

Coe M. Magruder	Common Stock	39,715,028	(16)	5.80%
2200 Pennsylvania Avenue, Suite 400 East
Washington, DC 20037

The Vanguard Group	Common Stock	41,120,494	(17)	5.32%
100 Vanguard Blvd.
Malvern, PA 19355

*	Less than 1%
**	Percentages based upon 772,650,812 shares of our common stock issued and outstanding at April 24, 2023.

(1)

Includes 200,031,694 shares of common stock and a convertible note, which is convertible into 15,060,241 shares of common stock, held by Frost Gamma Investments Trust. Also includes options to purchase 2,600,000 shares of common stock exercisable within 60 days of April 24, 2023 held by Dr. Frost. Dr. Frost is the trustee and Frost Gamma Limited Partnership is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma Limited Partnership. The general partner of Frost Gamma Limited Partnership is Frost Gamma Inc. and the sole stockholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole stockholder of Frost-Nevada Corporation. The number of shares included above also includes 30,127,177 shares of common stock owned directly by Frost Nevada Investments Trust, of which the Dr. Frost is the trustee and Frost-Nevada, L.P. is the sole and exclusive beneficiary. Dr. Frost is one of seven limited partners of Frost-Nevada, L.P. and the sole shareholder of Frost-Nevada Corporation, the sole general partner of Frost-Nevada, L.P. Does not include  shares of 2,851,830 common stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc., of which Dr. Frost is one of three directors. Dr. Frost has sole voting and dispositive power over 250,888,063 shares of the Company’s common stock reported as beneficially owned.

(2)

Includes a convertible note which is convertible into 3,012,048 shares of common stock. Also includes options to purchase 2,462,500 shares of common stock exercisable within 60 days of April 24, 2023. Also includes 5,127,404 shares of common stock held by Hsu Gamma Investment, L.P., for which Dr. Hsiao serves as General Partner.

(3)	Includes options to purchase 2,175,000 shares of common stock exercisable within 60 days of April 24, 2023.
(4)

Includes options to purchase 34,923 shares of common stock exercisable within 60 days of April 24, 2023. Also includes 19,777,514 shares of common stock held by the Zerhouni Irrevocable Trust, for which the independent trustee has delegated investment authority to Dr. Zerhouni. Excludes 19,777,514 shares of common stock held by the EAZ Zeraz Trust. The 19,777,514 shares of common stock held by the Zerhouni Irrevocable Trust are for the benefit of the Dr. Zerhouni and his children and descendants, as well as certain qualifying charitable organizations, and for which an independent trustee has been appointed. The 19,777,514 shares of common stock held by the EAZ Zeraz Trust are for the benefit of Dr. Zerhouni’s spouse and descendants, as well as certain qualifying charitable organizations, and an independent trustee has been appointed. The Zerhouni Irrevocable Trust and the EAZ Zeraz Trust own in the aggregate approximately 5.12% of the shares of Company’s common stock.

(5)	Includes options to purchase 1,675,000 shares of common stock exercisable within 60 days of April 24, 2023.
(6)

Includes options to purchase 34,923 shares of common stock exercisable within 60 days of April 24, 2023. Also includes 80,000 shares of common stock held directly by the Nabel Family Investments LLC, for which Dr. Nabel serves as the authorized agent, and 19,857,514 shares held by the EGN 2021 Trust, for which Dr. Nabel serves as an investment advisor together with together with an independent trustee. Excludes 19,857,514 shares of common stock held by the GJN 2021 Trust. The 19,857,514 shares held by the GJN 2021 Trust are for the benefit of Dr. Nabel’s spouse and descendants, and Dr. Nabel’s spouse serves as co-trustee together with an independent trustee. The 19,857,514 shares held by the EGN 2021 Trust are for the benefit of Dr. Nabel and his descendants, and an independent trustee has been appointed. The GJN 2021 Trust and the EGN 2021 Trust own in the aggregate approximately 5.14% of the shares of common stock outstanding. Dr. Nabel disclaims beneficial ownership of the shares of common stock owned by each of the GJN 2021 Trust and the EGN 2021 Trust. Also excludes 113,200 shares of common stock held by Dr. Nabel’s spouse, for which Dr. Nabel disclaims beneficial ownership.

(7)	Includes options to acquire 50,000 shares of common stock exercisable within 60 days of April 24, 2023.
(8)	Includes options to acquire 170,000 shares of common stock exercisable within 60 days of April 24, 2023. Also includes 9,175 shares of common stock held by Mr. Paganelli’s spouse.
(9)	Includes options to acquire 260,000 shares of common stock exercisable within 60 days of April 24, 2023.
(10)	Includes options to acquire 170,000 shares of common stock exercisable within 60 days of April 24, 2023.
(11)

Includes options to acquire 150,000 shares of common stock exercisable within 60 days of April 24, 2023. Also includes 73,333 shares of common stock held by the Richard M. Krasno Trust, for which Richard M. Krasno is Trustee.

(12)	Includes options to acquire 70,000 shares of common stock exercisable within 60 days of April 24, 2023.
(13)	Includes options to acquire 70,000 shares of common stock exercisable within 60 days of April 24, 2023.
(14)

Includes a convertible note which is convertible into 15,060,241 shares of common stock. The Frost Gamma Investments Trust has sole voting and dispositive power over 215,091,935 shares of the Company’s common stock. Does not include 3,068,951 shares of common stock held directly by Dr. Frost, 2,600,000 options to purchase shares of common stock exercisable within 60 days of April 24, 2023 held by Dr. Frost, 30,127,177 shares of common stock owned directly by Frost Nevada Investments Trust, and 2,851,830 shares of common stock held by the Phillip and Patricia Frost Philanthropic Foundation, Inc.

(15)	Based solely on information reported on Schedule 13D filed by the stockholder on June 29, 2023. According to the information reported in the Schedule 13D, Mr. Holbrook has sole voting power and sole dispositive power over 226,098 shares of the Company’s common stock held individually by Mr. Holbrook, shared voting power and shared dispositive power over 39,555,028 shares of the Company’s common stock, which includes (i) 19,777,514 shares of the Company’s common stock held directly by the EAZ Zeraz Trust, for which Mr. Holbrook serves as the sole trustee, and (ii) 19,777,514 shares of the Company’s common stock held directly by the Zerhouni Irrevocable Trust, for which Mr. Holbrook serves as the sole trustee and has delegated investment authority to Dr. Zerhouni.
(16)	Based solely on information reported on Schedule 13D filed by the stockholder on June 29, 2023. According to the information reported in the Schedule 13D, Mr. Magruder has no sole voting power or sole dispositive power over any shares of the Company’s common stock and shared voting power and shared dispositive power over 39,715,028 shares of the Company’s common stock, which includes (i) 19,857,514 shares of the Company’s common stock held directly by the EGN 2021 Trust, for which Mr. Magruder serves as the sole trustee, and as investment advisor together with Dr. Gary Nabel, and (ii) 19,857,514 shares of the Company’s common stock held directly by the GJN 2021 Trust, for which Mr. Magruder serves as co-trustee together with Dr. Elizabeth Nabel. Mr. Magruder disclaims beneficial ownership of these shares.
(17)	Based solely on information reported on Schedule 13G/A filed by the stockholder on February 9, 2023. According to the information reported in the Schedule 13G/A, The Vanguard Group has no sole voting power over any shares of the Company’s common stock, shared voting power over 321,219 shares of the Company’s common stock, sole dispositive power over 40,364,167 shares of the Company’s common stock, and shared dispositive power over 756,327 shares of the Company’s common stock.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Pursuant to the authority granted to our Board under Article III of our Amended and Restated Bylaws, the Board has fixed the number of directors constituting the entire Board at thirteen, with the Board currently having a single vacancy following the retirement of Dr. Jon Cohen in August 2022. Twelve directors will be elected at the Annual Meeting, each to hold office until the 2024 annual meeting of stockholders or until his or her successor is duly elected and qualified. Each stockholder of record on April 24, 2023 is entitled to cast one vote for each share of our common stock either in favor of or against the election of each nominee, or to abstain from voting on any or all nominees. Although management does not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by the Board, unless the Board decides to reduce the number of directors constituting the Board. Each nominee shall be elected if the votes cast in favor of a nominee by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting at which a quorum is present exceed the votes cast against a nominee.

NOMINEES FOR DIRECTOR

The following sets forth information provided by the nominees as of April 24, 2023. All of the nominees are currently serving as directors for the Company. All of the nominees have consented to serve if elected by our stockholders.

		Year First
		Elected/
Name of Nominee	Age	Nominated	Positions and Offices with the Company
Phillip Frost, M.D.	86	2007	Chairman of the Board and Chief Executive Officer
Jane H. Hsiao, Ph.D., MBA	75	2007	Vice Chairman of the Board and Chief Technical Officer
Elias A. Zerhouni, M.D.	72	2022	Vice Chairman of the Board and President
Steven D. Rubin	62	2007	Director and Executive Vice President-Administration
Gary J. Nabel, M.D., Ph.D.	69	2022	Director and Chief Innovation Officer
Alexis Borisy	51	2022	Director
Richard M. Krasno, Ph.D.	81	2017	Director
Prem A. Lachman, M.D.	62	2021	Director
Roger J. Medel, M.D.	76	2020	Director
John A. Paganelli	88	2003	Director
Richard C. Pfenniger, Jr.	67	2008	Director
Alice Lin-Tsing Yu, M.D., Ph.D.	79	2009	Director

Phillip Frost, M.D. Dr. Frost has been the Chief Executive Officer of the Company and Chairman of the Board since March 2007. Dr. Frost serves as a director for Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a biotechnology company developing new treatments for viral diseases. He also currently serves on the board of Grove Bank & Trust and Morgan Solar. He has been a member of the Board of Trustees of the University of Miami since 1983 and was Chairman from 2001 to 2004. He is on the Advisory Board of the Shanghai Institute for Advanced Immunochemical Studies in China, is a member of The Florida Council of 100 and is a trustee of the Miami Jewish Home for the Aged and serves on the Executive Committee of the Board of Mount Sinai Medical Center. He serves as Chairman of Temple Emanu-El, Governor of Tel Aviv University and is a member of the Executive Committee of The Phillip and Patricia Frost Museum of Science. Dr. Frost served as a director of Ladenburg Thalmann Financial Services Inc. from 2004 to 2006 and as Chairman from July 2006 until September 2018. Dr. Frost previously served as a director for Castle Brands (NYSE American:ROX). Dr. Frost had served as Chairman of the Board of Directors and Chief Executive Officer of IVAX Corporation (“IVAX”) from 1987 until its acquisition by Teva in January 2006. Dr. Frost was Chairman of the Board of Directors of Key Pharmaceuticals, Inc. from 1972 until its acquisition by Schering Plough Corporation in 1986. Dr. Frost was a Governor of the American Stock Exchange from 1992 to 2008 and Co-Vice Chairman from 2001 until its merger with the New York Stock Exchange.

Dr. Frost has successfully founded several pharmaceutical companies and overseen the development and commercialization of a multitude of pharmaceutical products. This, combined with his experience as a physician and chairman and/or chief executive officer of large pharmaceutical companies, has given him insight into virtually every facet of the pharmaceutical business and drug development and commercialization process. He is a demonstrated leader with keen business understanding and is uniquely positioned to help guide our Company through its transition from a development stage company into a successful, multinational biopharmaceutical and diagnostics company.

Jane H. Hsiao, Ph.D., MBA. Dr. Hsiao has served as Vice-Chairman and Chief Technical Officer of the Company since May 2007 and as a director since February 2007. Dr. Hsiao has served as Chairman of the Board of Non-Invasive Monitoring Systems, Inc. (OTC US:NIMU), a medical device company, since October 2008 and was named Interim Chief Executive Officer of Non-Invasive Monitoring Systems, Inc. in February 2012. Dr. Hsiao previously served as a director of Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a biotechnology company developing new treatments for viral diseases, Neovasc, Inc. (NASDAQ CM:NVCN), a company developing and marketing medical specialty vascular devices, and Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company. Dr. Hsiao served as the Vice Chairman-Technical Affairs of IVAX from 1995 to January 2006. Dr. Hsiao served as Chairman, Chief Executive Officer and President of IVAX Animal Health, IVAX’s veterinary products subsidiary, from 1998 to 2006.

Dr. Hsiao’s background in pharmaceutical chemistry and strong technical expertise, as well as her senior management experience, allow her to play an integral role in overseeing our product development and regulatory affairs and in navigating the regulatory pathways for our products and product candidates. In addition, as a result of her role as director and/or chairman of other companies in the biotechnology and life sciences industry, she also has a keen understanding and appreciation of the many regulatory and development issues confronting pharmaceutical and biotechnology companies.

Elias A. Zerhouni, M.D. Dr. Zerhouni was appointed as President of the Company and Vice Chairman of the Board on May 9, 2022. Dr. Zerhouni had been the chairman and is the co-founder of ModeX Therapeutics Inc. (“ModeX”), a start-up biotechnology company focused on multi specific-immune therapies for cancer and viral diseases, from October 2020 until its acquisition by the Company in May 2022. He is a physician scientist in Imaging and Biomedical Engineering. He served as President of Global Research & Development and Executive Vice President of Sanofi (NASDAQ: SNY) from 2010 to 2018, as Senior Fellow for global health research at the Bill and Melinda Gates Foundation from 2009 to 2010 and as Presidential U.S. envoy for science and technology from 2009 to 2010. He was Director of the U.S. National Institutes of Health from 2002 to 2008, Executive Vice Dean and Dean for research at the Johns Hopkins School of Medicine from 1996 to 2002, and Professor of Radiology and Biomedical Engineering and chair of the department of Radiological Sciences. Dr. Zerhouni was elected to the National Academy of Medicine and to the National Academy of Engineering. He serves on the board of the Lasker Foundation, the Foundation for National Institutes of Health, and Research!America. He received the 2017 Scripps Executive of the Year Award for the pharmaceutical industry and the French Legion of Honor in 2008. Since 2009, Dr. Zerhouni has served as a director of the publicly traded Danaher Corporation (NYSE:DHR), a global science and technology innovator committed to helping its customers solve complex challenges and improving quality of life around the world. Since 2019, he has also served as a director of B-FLEXION Capital, a private, entrepreneurial investment firm.

Dr. Zerhouni’s has an extensive science background, and significant leadership and management expertise, all of which will positively inform his contributions to the Company and make him uniquely qualified to serve in his role as President and Vice Chairman of the Board.

Steven D. Rubin. Mr. Rubin has served as Executive Vice President – Administration since May 2007 and as a director of the Company since February 2007. Mr. Rubin currently serves on the board of directors of Red Violet, Inc. (NASDAQ CM:RDVT), a software and services company, Cocrystal Pharma, Inc. (NASDAQ GM:COCP), a publicly traded biotechnology company developing new treatments for viral diseases, Eloxx Pharmaceuticals, Inc. (NASDAQ:ELOX), a clinical stage biopharmaceutical company dedicated to treating patients suffering from rare and ultra-rare disease caused by premature termination codon nonsense mutations, and ChromaDex Corp. (NASDAQ CM:CDXC), a science-based, integrated nutraceutical company devoted to improving the way people age. Mr. Rubin previously served as a director of Neovasc, Inc. (NASDAQ CM:NVCN), a company that develops and markets medical specialty vascular devices, Non-Invasive Monitoring Systems, Inc. (OTC US:NIMU), a medical device company, VBI Vaccines, Inc. (NASDAQ CM:VBIV), a biopharmaceutical company developing next generation vaccines, Cogint, Inc. (NASDAQ GM:COGT), now known as Fluent, Inc. (NASDAQ:FLNT), an information solutions provider focused on the data-fusion market, prior to the spin-off of its data and analytics operations and assets into Red Violet, Inc., Kidville, Inc. (OTCBB:KVIL), which operated large, upscale facilities, catering to newborns through five-year-old children and their families, and Castle Brands, Inc. (NYSE American:ROX), a developer and marketer of premium brand spirits.

Mr. Rubin brings extensive leadership, business, and legal experience, as well as tremendous knowledge of our business and the pharmaceutical industry generally, to the Board. He has advised pharmaceutical companies in several aspects of business, regulatory, transactional, and legal affairs for more than 25 years. His experience as a practicing lawyer, general counsel, management executive and board member to multiple public companies, including several pharmaceutical and life sciences companies, has given him broad understanding and expertise, particularly relating to strategic planning and acquisitions.

Gary J. Nabel, M.D., Ph.D. Dr. Nabel was appointed as Chief Innovation Officer of the Company and as a director on May 9, 2022. He also serves as Chief Executive Officer of ModeX. Dr. Nabel is the co-founder of ModeX and held the positions of President and CEO from October 2020 until its acquisition by the Company in May 2022. Dr. Nabel currently serves as a director of SIGA Technologies, Inc. (NASDAQ: SIGA), a commercial stage pharmaceutical company focused on providing solutions for unmet needs in health security, and Candel Therapeutics, Inc. (NASDAQ: CADL), a clinical stage biopharmaceutical company focused on developing and commercializing viral immunotherapies to help patients fight cancer. Prior to joining ModeX, Dr. Nabel served as Chief Scientific Officer, Global Research and Development, and Head of the North American Research & Development Hub at Sanofi until his retirement in 2020. In addition to serving as Senior Vice President for Sanofi, Dr. Nabel also oversaw the Breakthrough Lab, which developed the first trispecific antibodies now in development for HIV, as well as cancer immunotherapies and novel vaccines. An author of more than 450 scientific publications, Dr. Nabel joined Sanofi in 2012 from the National Institutes of Health, where he served as Director of the Vaccine Research Center (VRC) from 1999 to December 2012, during which time, he provided overall direction and scientific leadership of the basic, clinical, and translational research activities and guided development of novel vaccine strategies against HIV, universal influenza, Ebola and emerging infectious disease viruses. Dr. Nabel graduated magna cum laude from Harvard College in 1975 and continued his graduate studies at Harvard, completing his Ph.D. in 1980 and his M.D. two years later, followed by a post-doctoral fellowship with David Baltimore at the Whitehead Institute. Dr. Nabel was elected to the National Academy of Medicine in 1998. Among his many other honors, Dr. Nabel received the Amgen Scientific Achievement Award from the American Society for Biochemistry and Molecular Biology, the Health and Human Services Secretary’s Award for Distinguished Service, and is a fellow of the American Association of Physicians, and the American Academy of Arts Sciences.

Dr. Nabel’s broad experience and expertise within the pharmaceutical and biotech industries, as well as his history of leadership within the National Institutes of Health, will provide the Board with valuable insights into many aspects of our business, including with respect to our science based and research and development programs.

Alexis Borisy. Mr. Borisy was appointed to the Board of Directors on May 9, 2022. He is the co-founder and Chairman of Curie.Bio, a venture capital firm focused on helping entrepreneurial founders launch therapeutics companies.  He is also the founder of EQRx, Inc. (NASDAQ:EQRX), a pharmaceutical company founded in 2019 committed to developing and delivering innovative medicines to patients at radically lower prices, and has served as its Executive Chairman since 2021, previously serving as its Chairman and Chief Executive Officer from 2019 to 2021. Prior to founding EQRx, Mr. Borisy cofounded Relay Therapeutics, Inc. (NASDAQ:RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies, and has served as its Chairman since 2016 and served as its Chief Executive Officer from 2016 to 2017. He is also a cofounder of Blueprint Medicines Corporation (NASDAQ: BPMC), a precision therapy company focused on genomically defined cancers, rare diseases and cancer immunotherapy, and has served on the board of directors since 2011 and was the Chief Executive Officer from 2013 to 2014. He previously served as Chairman and Director of Foundation Medicine, Inc. (NASDAQ:FMI), a molecular information company dedicated to a transformation in cancer care, which he cofounded, from 2009 to 2018 and also served as its Chief Executive Officer from 2009 to 2011, and previously served on the boards of Editas Medicine, Inc. (NASDAQ:EDIT), a leading gene editing company dedicated to developing gene edited medicines for people living with serious diseases around the world, from 2013 to 2018, Magenta Therapeutics, Inc. (NASDAQ:MGTA), a clinical-stage biotechnology company developing novel medicines designed to bring the curative power of stem cell transplant to more patients, from 2015 to 2022, and Thrive Earlier Detection Corp., a privately held healthcare company dedicated to incorporating earlier cancer detection into routine medical care, from 2019 to 2021. Mr. Borisy was a partner in Third Rock Ventures, LLC, a leading healthcare venture firm focused on advancing disruptive areas of science and medicine to deliver breakthroughs to patients, from 2010 to 2019. He currently serves on the board of directors of several public companies, including Tango Therapeutics, Inc. (NASDAQ:TNGX), a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, and Revolution Medicines, Inc. (NASDAQ:RVMD), a clinical-stage oncology company developing targeted therapies for RAS-addicted cancers. He also currently serves on the board of directors of the privately held, Celsius Therapeutics, Inc. and Nextech Invest, Ltd. Mr. Borisy is the Chairman of the Board of Trustees of the Boston Museum of Science, and he previously served as Chairman of the National Venture Capital Association. He holds a Master’s Degree in chemistry and chemical biology from Harvard University and a Bachelor of Science in chemistry from the University of Chicago.

Mr. Borisy’s entrepreneurial expertise and knowledge of the biotechnology space will enable him to assist the Board in its strategic operations.

Richard M. Krasno, Ph.D. Dr. Krasno has served on the Company’s Board of Directors since February 2017. Dr. Krasno has been a private investor in companies for the past six years. Dr. Krasno also served as the executive director of the William R. Kenan, Jr. Charitable Trust (the “Trust”) from 1999 to 2014, and from 1999 to 2010, as President of the four affiliated William R. Kenan, Jr. Funds. Prior to joining the Trust, Dr. Krasno was the President of the Monterey Institute of International Studies in Monterey, California. From 2004 to 2012, Dr. Krasno also served as a Director of the University of North Carolina Health Care System and served as chairman of its board of directors from 2009 to 2012. From 1981 to 1998, he served as President and Chief Executive Officer of the Institute of International Education in New York. He also served as Deputy Assistant Secretary of Education in Washington, D.C. from 1979 to 1980. Dr. Krasno currently serves as a director of BioCardia, Inc. (NASDAQ GS: BCDA). He previously served as a director of Ladenburg Thalmann (NYSE American:LTS) and Castle Brands, Inc. (NYSE American:ROX). Dr. Krasno holds a Bachelor of Science from the University of Illinois and a Ph.D. from Stanford University.

Dr. Krasno’s pertinent skills and experience, including his financial literacy and expertise, managerial experience and the knowledge he has attained through his service as a director of publicly-traded corporations have added and will continue to add valuable insight to our Board on a wide range of business and operational issues.

Prem A. Lachman. M.D. Dr. Lachman was appointed to the Company’s Board of Directors in March 2021. Dr. Lachman is a healthcare investment manager with more than 35 years of experience in portfolio management, biopharmaceutical investment research and healthcare investment banking. Additionally, Dr. Lachman was very active in gastroenterology research during his tenure at Mount Sinai. Dr. Lachman founded Maximus Capital, LLC in 2001 and currently serves as its general partner. Dr. Lachman previously served as the general partner of The Galleon Group from 1998 to 2001 and as Managing Director, Investment Research at Goldman Sachs & Co. from 1989 to 1998. Dr. Lachman is a Directors Council board member of the New York Museum of Modern Art, a board member of the New York Metropolitan Opera, and a board member of the Department of Surgery at Mount Sinai Medical Center in New York.

With his significant experience in the healthcare and investment management, Dr. Lachman brings unique and interesting skills to the Board which we anticipate will be significant to the Company’s financial operations.

Roger J. Medel, M.D. Dr. Medel has served on the Company’s Board of Directors since December 2020. Dr. Medel is the co-founder of Pediatrix Medical Group, Inc., formerly known as MEDNAX, Inc., (NYSE:MD), a national health solutions partner comprised of the nation’s leading providers of physician services, and has served as a director of Pediatrix Medical Group, Inc. from 1979 to March 2023. Dr. Medel served as President of Pediatrix Medical Group, Inc. from 1979 until May 2000 and again from March 2003 until May 2004. He served as Chief Executive Officer of Pediatrix Medical Group, Inc. from 1979 until December 2002, and again from March 2003 until July 2020 when he retired. Dr. Medel has served as a member of the Board of Trustees of the Dana Farber Cancer Institute, Inc. since January 2011 and also has served on the Board of Directors of Schweiger Dermatology Group, a privately held, private equity backed, multi-state dermatology practice, since 2014 and InnovaCare Health, a privately held, private equity backed, healthcare company, since 2021. He currently serves on the Advisory Committee of MBF Healthcare Partners and, from June 2006 to April 2009, served on the Board of Directors of MBF Healthcare Acquisition Corp. He was a member of the Board of Trustees of the University of Miami from January 2004 to February 2012. Dr. Medel actively participates as a member of several medical and professional organizations.

As the former Chief Executive Officer and founder of a major public healthcare company, Dr. Medel’s experience aligns with the goals of the Company and his role as a director.

John A. Paganelli. Mr. Paganelli has served on the Company’s Board of Directors since December 2003. Mr. Paganelli served as the Company’s Interim Chief Executive Officer and Secretary from June 29, 2005 through March 27, 2007, the Company’s Interim Chief Financial Officer from June 29, 2005 through July 1, 2005, and Chairman of our Board from December 2003 through March 27, 2007. Mr. Paganelli served as President and Chief Executive Officer of Transamerica Life Insurance Company of New York from 1992 to 1997. Mr. Paganelli is the founder of and had been a partner in RFG Associates, a financial planning organization, from 1987 through 2021. Mr. Paganelli is also the Managing Partner of Pharos Systems Partners, LLC, an investment company, and past Chairman of the Board of Pharos Systems International, a software company. He was Vice President and Executive Vice President of PEG Capital Management, an investment advisory organization, from 1987 until 2000. Mr. Paganelli also serves as a director of Western New York Energy, LLC and was on the Board of Trustees of Paul Smith’s College from 2011 to 2019.

With his significant experience in investment management and operations, Mr. Paganelli is able to add valuable expertise and insight to our Board on a wide range of operational and financial issues. As one of the longest tenured members of our Board, he also has substantial knowledge and familiarity regarding our historical operations.

Richard C. Pfenniger, Jr. Mr. Pfenniger is a private investor and has served as a director of the Company since January 2008. During his career, Mr. Pfenniger has served as an executive officer of several companies, including as Chief Executive Officer and President of Continucare Corporation, a provider of primary care physician and practice management services, from 2003 until 2011, where he also served as Chairman of the Board of Directors of Continucare Corporation from 2002 until 2011. Previously, Mr. Pfenniger served as the Chief Executive Officer and Vice Chairman of Whitman Education Group, Inc. from 1997 through June 2003. Prior to joining Whitman, he served as the Chief Operating Officer of IVAX from 1994 to 1997, and, from 1989 to 1994, he served as the Senior Vice President-Legal Affairs and General Counsel of IVAX Corporation. Prior thereto he was engaged in the private practice of law. Mr. Pfenniger currently serves as a director of Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company, Cocrystal Pharmaceuticals, Inc. (NASDAQ:COCP), a clinical stage biotechnology company, Fluent, Inc. (NASDAQ:FLNT), a company utilizing proprietary data science to assist global brands in customer acquisition, and GeneDx Holding Corp. (NASDAQ:WGS), a patient-centered health intelligence company dedicated to advancing healthcare through data-driven insights. He also serves as the Vice Chairman of the Board of Trustees and as a member of the Executive Committee of the Phillip and Patricia Frost Museum of Science. Mr. Pfenniger previously served as a director of GP Strategies Corporation (NYSE:GPX), a corporate education and training company, BioCardia, Inc. (NASDAQ: BCDA), clinical-stage regenerative medicine company developing novel therapeutics for cardiovascular diseases, and Wright Investors’ Services Holdings, Inc. (OTC US:IWSH), an investment management and financial advisory firm.

As a result of Mr. Pfenniger’s multi-faceted experience as chief executive officer, chief operating officer and general counsel, he is able to provide valuable business, leadership, and management advice to the Board in many critical areas. In addition, Mr. Pfenniger’s knowledge of the pharmaceutical and healthcare business has given him insights on many aspects of our business and the markets in which we operate. Mr. Pfenniger also brings financial expertise to the Board, including through his service as Chairman of our Audit Committee.

Alice Lin-Tsing Yu, M.D., Ph.D. Dr. Yu has served on the Company’s Board of Directors since April 2009. She has been a Professor of Pediatrics for the University of California in San Diego since 1994. Previously, she was the Chief of Pediatric Hematology Oncology at the University of California in San Diego. From 2003 to May 2013, Dr. Yu served as a Distinguished Research Fellow and Associate Director at the Genomics Research Center, Academia Sinica, in Taiwan. Dr. Yu has also served in several government-appointed advisory positions and is a member of numerous scientific committees and associations. She has been a long-time member of the Children’s Oncology Group in the United States, serving on the Steering Committee of Neuroblastoma. Dr. Yu currently serves as a director of two private entities, Apexcella Biomedical Inc. and UCT Bioscience, Inc. She was honored with the Pediatric Oncology Award by the American Society of Clinical Oncology (ASCO) in 2020.

Dr. Yu is an accomplished physician, professor, and researcher who brings a unique perspective to our Board on a variety of healthcare related issues. As a pioneer in immunotherapy of neuroblastoma, Dr. Yu was instrumental in developing a monoclonal anti-GD2 (Dinutuximab) from IND through early phase studies and phase III trials, and facilitating its FDA approval on March 10, 2015. The insight and experience gained from her distinguished record of achievement at several highly respected academic medical institutions, as well as her experience as a practicing physician, continue to be valuable to our efforts to develop and commercialize our pipeline of diagnostic and therapeutic products.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES NAMED ABOVE.

Identification of Executive Officers

Our Executive Officers are Phillip Frost, Jane H. Hsiao, Elias A. Zerhouni, and Steven D. Rubin, for whom age, title and biographical information is included above under “Nominees for Election of Directors”, as well as Adam Logal, whose age, title and biographical information are set forth below:

Name of Executive Officer	Age	Position and Offices with the Company
Adam Logal	45	Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer

Adam Logal. Mr. Logal has served as OPKO’s Senior Vice President, Chief Financial Officer, Chief Accounting Officer, and Treasurer since March 2014, Vice President of Finance, Chief Accounting Officer and Treasurer from July 2012 until March 2014, and Director of Finance, Chief Accounting Officer and Treasurer from March 2007 until July 2012. In addition, Mr. Logal also served as President of GeneDx, a subsidiary of OPKO, from July 2020 to June 2021. He currently serves as chairman of the board of directors of Xenetics Biosciences, Inc. (NASDAQ CM:XBIO), a clinical-stage biopharmaceutical company focused on discovery, research and development of next-generation biologic drugs and novel orphan oncology therapeutics. He previously served on the board of directors of VBI Vaccines, Inc. (NASDAQ:VBIV) from April 2014 until 2018. From 2002 to 2007, Mr. Logal served in senior management of Nabi Biopharmaceuticals, a publicly traded, biopharmaceutical company engaged in the development and commercialization of proprietary products. Mr. Logal held various positions of increasing responsibility at Nabi Biopharmaceuticals, last serving as Senior Director of Accounting and Reporting.

Identification of Certain Other Officers

Set forth below are certain other officers important to our organization and biographical information for each of them:

Charles W. Bishop, PhD. Dr. Bishop, age 71, has served as Chief Executive Officer of OPKO Renal since our acquisition of Cytochroma Inc. in March 2013. Dr. Bishop was responsible for the successful development and FDA approval of Rayaldee (calcifediol) Extended-Release Capsules. Dr. Bishop had served as President and Chief Executive Officer of Cytochroma since June 2006. Dr. Bishop co-founded Proventiv Therapeutics, LLC in September 2005 for which he served as President until June 2006 when Proventiv and its lead drug, Rayaldee™, were acquired by Cytochroma. During the period from September 1987 to June 2005, Dr. Bishop held various senior management positions at Bone Care International, Inc. (“Bone Care”), a public specialty pharmaceutical company focused on developing and commercializing vitamin D hormone therapies. Dr. Bishop’s positions with Bone Care included President, Chief Executive Officer, Director, Executive Vice President of Research and Development, and Chief Scientific Officer. Bone Care was acquired for $720 million by Genzyme Corporation in July 2005. Prior to joining Bone Care, Dr. Bishop held various management positions in the Health Care Division of the Procter & Gamble Company. Dr. Bishop completed a four-year National Institutes of Health Postdoctoral Fellowship in vitamin D Biochemistry at the University of Wisconsin-Madison and received his PhD degree in Nutritional Biochemistry from Virginia Polytechnic Institute and State University, after earning an undergraduate degree in Chemistry from the University of Virginia.

Tony Cruz, Ph.D. Dr. Cruz, age 69, joined the Company in August 2016 as Chief Executive Officer, Transition Therapeutics, Inc., at the time of our acquisition of Transition Therapeutics, Inc., a NASDAQ and TSX publicly traded company. Dr. Cruz had served as the Chairman and Chief Executive Officer of Transition Therapeutics, Inc. from 1998 to 2016. Dr. Cruz co-founded Angiotech Pharmaceuticals Inc., which developed the Taxol-coated stent for cardiovascular restenosis marketed by Boston Scientific. He served as Vice-President of Research from 1991 to 1996 and as a member of the Board of Directors from 1991 to 1995. Dr. Cruz was a founding member and served as the Scientific Director and CEO of the Canadian Arthritis Network, a Network Centers of Excellence. Dr. Cruz has established numerous partnerships with large pharmaceutical companies, biotech companies, and the investment community in the biotech sector over the last 25 years. Dr. Cruz also had a successful academic career from 1987 to 2008 with over 150 publications.

Family Relationships

There are no family relationships among the Company’s executive officers and directors.

CORPORATE GOVERNANCE

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) and trades under the symbol “OPK”. Additionally, our common stock is listed on the Tel-Aviv Stock Exchange. Pursuant to the Company’s Amended and Restated Bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our Board. Directors are kept informed of the Company’s business through discussions with management, including our Chief Executive Officer, Chief Financial Officer, and other senior officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, officers, and directors of the Company. The Code of Business Conduct and Ethics is available on our website: www.opko.com under Investor Relations. If the Company makes any substantive amendments to, or grants a waiver (including an implicit waiver) from a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and that relates to any element of the code of ethics definition enumerated in Item 406(b) of Regulation S-K, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we will disclose such amendment or waiver on our website.

Information contained on or accessible through our website does not form a part of this proxy statement and is not incorporated by reference herein.

Director Independence

In evaluating the independence of each of our directors and director nominees, the Board considers transactions and relationships between each director or nominee, or any member of his or her immediate family, and the Company and its subsidiaries and affiliates. The Board also examines transactions and relationships between directors and director nominees or their known affiliates and members of the Company’s senior management and their known affiliates. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent under applicable laws and regulations and NASDAQ listing standards. The Board has affirmatively determined that a majority of our directors, including Messrs. Alexis Borisy, John A. Paganelli, and Richard C. Pfenniger, Jr., and Drs. Richard M. Krasno, Prem A. Lachman, Roger J. Medel, and Alice Lin-Tsing Yu are “independent” directors within the meaning of the listing standards of NASDAQ and applicable law. In making the independence determinations, the Board considered a number of factors and relationships, including without limitation: (i) Dr. Frost’s prior service as Chairman of the Board of Ladenburg Thalmann Financial Services Inc., an entity for which Dr. Krasno served as a member of the Board of Directors until February 14, 2020 and in which Dr. Frost previously held up to 36.5% of its issued and outstanding shares; (ii) Drs. Frost’s and Krasno’s and Mr. Rubin’s service as members of the Board of Directors of Castle Brands, Inc. until October 2019, an entity in which Dr. Frost beneficially owned more than ten percent (10%); (iii) Mr. Pfenniger’s prior service and Dr. Krasno’s service as members of the Board of Directors of BioCardia, Inc., formerly Tiger X Medical, Inc., an entity in which Dr. Frost beneficially owns more than ten percent (10%); (iv) Mr. Rubin’s previous service as Interim Chief Executive Officer and Interim Chief Financial Officer and as a member of the Board of Directors of Tiger X Medical, Inc. until its merger with BioCardia, Inc. in October 2016; (v) Dr. Frost’s and Mr. Pfenniger’s service on the Board of Trustees and Mr. Pfenniger’s service as Vice Chairman of the Executive Committee of the Board of the Phillip and Patricia Frost Museum of Science, an entity in which the Company has contributed an aggregate of $1 million; (vi) Dr. Hsiao’s prior service and Dr. Frost’s and Messrs. Rubin’s and Pfenniger’s service as members of the Board of Directors of Cocrystal Pharma, Inc. (“COCP”), an entity in which Dr. Frost beneficially owns approximately 4%, Dr. Hsiao and Mr. Rubin own less than 1%, and the Company owns approximately 3%; (vii) Dr. Medel’s previous service from January 2004 to February 2012 on the Board of Trustees of the University of Miami on which Dr. Frost has served as member since 1983 and is the past Chairman; (viii) Dr. Medel’s service as a member of the Board of Directors of Pediatrix Medical Group, Inc., formerly MEDNAX, Inc., an entity in which Dr. Pascal J. Goldschmidt, a former director of the Company (2007-2011), also served as a member of the Board of Directors from March 2006 until July 2020; (ix) the joint venture, terminated in January 2022, to which the Company’s former subsidiary, GeneDx LLC and Mednax Services, Inc., a subsidiary of Pediatrix Medical Group, Inc., were parties; and (x) the $55,000 donation made in January 2022 to Dr. Yu’s lab for her lab’s expertise in evaluating compounds which may be effective to treat AR sensitive or triple negative breast cancer.

Board Leadership Structure

The Company is led by Dr. Frost, who has served as Chief Executive Officer and Chairman of the Board since March 2007. Seven of our current directors satisfy NASDAQ independence requirements. Our Board also includes four management directors other than Dr. Frost. The Company has formally identified Mr. Pfenniger as the lead independent director. As lead independent director, Mr. Pfenniger is charged with, among other tasks, presiding over executive sessions of the independent directors, unless a different presiding director is chosen (see “–Executive Sessions; Presiding Director” below), serving as a liaison between the Board and the executive management team, and working with the Chairman and management to ensure the Board is able to effectively and independently perform its duties. Independent directors also head each of our Board’s standing committees — the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, the Independent Investment Committee, and the Succession Committee. Each of the committees is composed solely of independent directors.

Although the Board does not have a formal policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separated, we believe that our current Board leadership structure is suitable for us. The Chief Executive Officer is the individual selected by the Board to manage our Company on a day to day basis, and his direct involvement in our business operations makes him best positioned to lead productive Board strategic planning sessions and determine the time allocated to each agenda item in discussions of our Company’s short- and long-term objectives.

Board Diversity Disclosure

As a NASDAQ listed company, we are required to disclose board level diversity statistics. The following table sets forth the relevant information of the current members of the Board.

Board Diversity Matrix as of May 1, 2023
Total Number of Directors	12
	Female	Male
Part I: Gender Identity
Directors	2	10
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	2	1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White		7
Other		1
Two or More Races or Ethnicities
Did Not Disclose Demographic Background

None of our directors has identified as non-binary or members of the LGBTQ+ community.

The following table sets forth the relevant information of the members of the Board for the prior year.

Board Diversity Matrix as of May 9, 2022
Total Number of Directors	13
	Female	Male
Part I: Gender Identity
Directors	2	11
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian	2	1
Hispanic or Latinx		1
Native Hawaiian or Pacific Islander
White		8
Other		1
Two or More Races or Ethnicities
Did Not Disclose Demographic Background

None of our directors included in the foregoing table identified as non-binary or a member of the LGBTQ+ community.

Board Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. In connection with its reviews of the operations of the Company’s business units and corporate functions, the Board considers and addresses the primary risks associated with those units and functions. Our full Board regularly engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

In addition, each of the Board’s committees, and particularly the Audit Committee, plays a role in overseeing risk management issues that fall within each committee’s areas of responsibility as described below under the heading “Standing Committees of the Board of Directors.” Senior management reports on at least a quarterly basis to the Audit Committee on the most significant risks facing the Company from a cybersecurity and financial reporting perspective and highlights any new risks that may have arisen since the Audit Committee last met. The Audit Committee also meets regularly in executive sessions with the Company’s independent registered public accounting firm and reports any findings or issues to the full Board. In performing its functions, the Audit Committee and each standing committee of the Board have full access to management, as well as the ability to engage advisors. The Board receives regular reports from each of its standing committees regarding each committee’s particularized areas of focus.

Meetings and Committees of the Board of Directors

Our Board met six times and took action by written consent on four occasions during fiscal 2022. In fiscal 2022, with the exception of Dr. Yu, who attended 67% of all meetings, all incumbent directors attended 95% or more of the Board meetings and meetings of the committees on which they served.

Although we encourage each member of our Board to attend our annual meetings of stockholders, we do not have a formal policy requiring the members of our Board to attend. All then current members of our Board attended our 2022 annual meeting of stockholders.

Executive Sessions; Presiding Director

Our non-management directors meet separately from the Board on a regular basis. Our independent directors meet in executive session from time to time as needed, but not less than twice annually. Our lead independent director generally leads the executive sessions for meetings of the non-management or independent directors. Alternatively, our non-management or independent directors, as applicable, may choose a presiding director by majority vote for each session. The lead independent director or presiding director, as the case may be, would be responsible for, among other things, presiding at the executive session for which he or she is chosen to serve and apprising the Chairman of the issues considered at such meetings.

Standing Committees of the Board of Directors

Our Board maintains several standing committees, including a Compensation Committee, a Nominating and Governance Committee, an Independent Investment Committee, a Succession Committee, and a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and the rules and regulations promulgated thereunder. These committees and their functions are described below. Our Board may also establish various other committees to assist it in its responsibilities. Our Board has adopted a written charter for each of its standing committees. The full text of each charter is available on our website at http://www.opko.com.

The following table shows the current members (indicated by an “X” or “Chair”) of each of our standing Board committees:

	Audit	Compensation	Corporate Governance and Nominating	Independent Investment	Succession
Phillip Frost, M.D.	—	—	—	—	—
Jane H. Hsiao, Ph.D., MBA	—	—	—	—	—
Steven D. Rubin	—	—	—	—	—
Elias A. Zerhouni, M.D.	—	—	—	—	—
Gary J. Nabel, M.D., Ph.D.	—	—	—	—	—
Alexis Borisy	—	—	—	—	—
Richard M. Krasno, Ph.D.	X	Chair	—	X	X
Prem A. Lachman, Ph.D.	X	X	X	Chair	—
Roger J. Medel, M.D.	—	X	X	—	—
John A. Paganelli	X	—	Chair	X	X
Richard C. Pfenniger, Jr.	Chair	—	—	—	Chair
Alice Lin-Tsing Yu, M.D., Ph.D.	—	—	—	—	—

Audit Committee

Our Audit Committee oversees our corporate accounting and financial reporting process. Our Audit Committee met eleven times during fiscal 2022. The responsibilities of our Audit Committee are set forth in a written charter adopted by our Board of Directors and are reviewed and reassessed on an annual basis by the Audit Committee. Among other things, our Audit Committee:

•	appoints, compensates, retains, and oversees the work of our independent registered public accounting firm;

•	approves the retention of our independent registered public accounting firm to perform any proposed permissible non-audit services;

•	reviews our systems of internal controls established for finance, accounting, legal, compliance, and ethics;

•	reviews our accounting and financial reporting processes;

•	provides for effective communication between our Board of Directors, our senior and financial management, and our independent registered public accounting firm;

•	discusses with management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly financial statements;

•	reviews the audits of our financial statements;

•	implements a pre-approval policy for certain audit and non-audit services performed by our registered independent public accounting firm;

•	reviews risks relating to financial statements, auditing and financial reporting process, key credit risks, liquidity risks and market risks;

•	discusses policies with respect to risk assessment and risk management and reports to our Board of Directors;

•	establishes procedures for receipt, retention, and treatment of complaints regarding accounting, internal controls, or auditing matters; and

•	reviews and approves any related party transactions that we are involved in.

Our Audit Committee is composed of Messrs. Pfenniger (Chairman) and Paganelli, and Drs. Krasno and Lachman. Our Board of Directors has determined that Mr. Pfenniger, who is independent (as independence for audit committee members is defined in NASDAQ listing standards and applicable Securities and Exchange Commission (“SEC”) rules), is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K.

Compensation Committee

Our Compensation Committee reviews and approves, on behalf of the Board, (i) annual salaries, bonuses, and other compensation for our executive officers, and (ii) employee benefit plans for our employees and executive officers. Our Compensation Committee recommends to the Board for approval, (i) compensation for the Company’s directors, and (ii) incentive compensation plans, equity plans and deferred compensation plans. Our Compensation Committee also oversees our compensation policies and practices. Our Compensation Committee met seven times and took action by written consent on one occasion during fiscal 2022. Our Compensation Committee may from time to time establish a subcommittee to perform any action required to be performed by a committee of “non-employee directors” pursuant to Rule 16b-3 under the Exchange Act and “outside directors” pursuant to Rule 162(m) under the Internal Revenue Code (the “Code”).

Our Compensation Committee also performs the following functions related to executive compensation:

•	reviews and approves the annual salary, bonus, stock options, and other benefits, direct and indirect, of our executive officers, including our Chief Executive Officer;

•	reviews and recommends new executive compensation programs and reviews the operation and efficacy of our executive compensation programs;

•	establishes and periodically reviews policies in the area of senior management perquisites;

•	reviews and approves material changes in our employee benefit plans; and

•	administers our equity compensation and employee stock purchase plans.

The Compensation Committee relies heavily on the recommendations of our Chief Executive Officer concerning compensation actions for our executive officers, other than himself; and the Compensation Committee may engage compensation consultants as it deems appropriate. In deciding upon the appropriate level of compensation for our executive officers, the Compensation Committee reviews, among other things, our compensation programs relative to our strategic objectives and market practice and other changing business and market conditions. To date, neither the Compensation Committee nor management has engaged a compensation consultant in determining or recommending the amount or form of director or officer compensation.

Our Compensation Committee is composed of Drs. Krasno (Chairman), Lachman, and Medel. Dr. Lachman was appointed to the Compensation Committee on February 10, 2022. The composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, the rules of NASDAQ, and the SEC’s rules and regulations, including those regarding the independence of our Compensation Committee members.

Compensation Committee Interlocks and Insider Participation

Drs. Richard M. Krasno, Prem Lachman and Roger J. Medel served on the Company’s Compensation Committee during fiscal 2022. During fiscal 2022, no member of the Compensation Committee was an officer, employee, or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC rules. During fiscal 2022, none of our executive officers or directors was a member of the board of directors of any other company where the relationship would be considered a compensation committee interlock under SEC rules.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee’s responsibilities include the selection of potential candidates for our Board, making recommendations to our Board concerning the structure and membership of the other Board committees, and considering director candidates recommended by others, including our Chief Executive Officer, other Board members, third parties, and stockholders. Our Corporate Governance and Nominating Committee is composed of Mr. Paganelli (Chairman) and Drs. Lachman and Medel. Dr. Lachman was appointed to the Corporate Governance and Nominating Committee on February 10, 2022. Our Corporate Governance and Nominating Committee met one time and took action by written consent on three occasions during fiscal 2022. The composition of our Corporate Governance and Nominating Committee complies with applicable requirements of the Sarbanes-Oxley Act of 2002, the NASDAQ, and the SEC’s rules and regulations, including those regarding the independence of our Corporate Governance and Nominating Committee members.

The Corporate Governance and Nominating Committee identifies director nominees through a combination of referrals, including by existing members of the Board, management, third parties, stockholders, and direct solicitations, where warranted. Once a candidate has been identified, the Corporate Governance and Nominating Committee reviews the individual’s experience and background, and may discuss the proposed nominee with the source of the recommendation. The Corporate Governance and Nominating Committee believes it to be appropriate for committee members to interview the proposed nominee before making a final determination on whether to recommend the individual as a nominee to the entire Board to stand for election to the Board. The Committee does not plan to evaluate candidates identified by the Corporate Governance and Nominating Committee differently from those recommended by a stockholder or otherwise.

The Corporate Governance and Nominating Committee recommended to the Board that it nominate each of the director nominees for election at the 2023 Annual Meeting.

Independent Investment Committee

Our Board of Directors established the Independent Investment Committee in February 2019. The Independent Investment Committee’s purpose is (i) to review, approve, and monitor the acquisition, disposition, voting, exercise, conversion, exchange of, and other transactions related to the Company’s minority investments, (ii) appoint members of the Company’s management investment committee, which makes recommendations to the Independent Investment Committee regarding such investments, and (iii) to provide oversight over the Company’s minority investment programs.

The Independent Investment Committee’s responsibilities include monitoring and approving acquisitions and dispositions of certain strategic minority investments, overseeing the Company’s compliance with Section 13 and Section 16 of the Exchange Act as it relates to the minority investments and executing other responsibilities delegated to it by the Board, consistent with the Company’s Amended and Restated Bylaws and applicable laws. Our Independent Investment Committee is composed of Drs. Lachman (Chairman) and Krasno, and Mr. Paganelli, each of whom is independent under NASDAQ rules. Dr. Fishel served on and was Chairman of the Independent Investment Committee until January 21, 2022, when he resigned, Our Independent Investment Committee met one time during fiscal 2022.

Succession Committee

Our Board of Directors established the Succession Committee in June 2019. The Succession Committee’s purpose is to assist the Board in the performance of its responsibilities relating to succession planning for the chief executive officer and other members of senior management. Our Succession Committee is composed of Messrs. Pfenniger (Chairman) and Paganelli, and Dr. Krasno, each of whom is independent under NASDAQ rules. Dr. Fishel also served on the Succession Committee until January 21, 2022. Mr. Paganelli was appointed to the Succession Committee on February 10, 2022. Our Succession Committee met one time during fiscal 2022.

Director Selection Criteria

The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board regarding the appropriate qualifications, skills, and experience expected of individual members and of the Board as a whole with the objective of having a Board with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Corporate Governance and Nominating Committee believes that nominees for election to the Board should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Corporate Governance and Nominating Committee does not believe that nominees for election to the Board should be selected through mechanical application of specified criteria. Rather, the Corporate Governance and Nominating Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board.

While we do not have a formal diversity policy with respect to Board composition, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Corporate Governance and Nominating Committee takes these qualities into account when considering director nominees for recommendation to the Board.

Stockholder Nominations

The Corporate Governance and Nominating Committee does not have a written policy with regard to consideration of director candidates recommended by stockholders. Nevertheless, it is the Corporate Governance and Nominating Committee’s policy to consider director candidates recommended by stockholders, and the Board believes that the procedures set forth in our Amended and Restated Bylaws are currently sufficient so that the establishment of a written policy is not necessary. Stockholders who wish to recommend candidates for election to the Board must do so in writing and otherwise in accordance with the requirements set forth in our Amended and Restated Bylaws. The recommendation should be sent to the Secretary of the Company, OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, who will forward the recommendation to the Corporate Governance and Nominating Committee. Without limiting the requirements contained in our Amended and Restated Bylaws, the recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation, the telephone number of such stockholder, and the name, address and telephone number of any beneficial owner, and the class and number of shares of capital stock of the Company owned of record by such stockholder and beneficially owned by such beneficial owner, (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the SEC’s proxy rules, (iii) a description of all relationships between the candidate and the recommending stockholder and any agreements or understandings between the recommending stockholder and the candidate regarding the nomination, and (iv) a description of all relationships between the candidate and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company, and (v) a completed, written questionnaire with respect to the background and qualification of such proposed nominee in the form required by the Company (which form such recommending stockholder may request in writing from the Secretary of the Company prior to submitting notice and which the Secretary of the Company will provide to such recommending stockholder within ten (10) days after receiving such request). The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected, and by a representation from the stockholder and beneficial owner, if any, that such stockholder and beneficial owner intend to appear at the Annual Meeting and intend to continue to hold the reported shares through the date of the Company’s next annual meeting of stockholders. Stockholders must also comply with all requirements of the Company’s Amended and Restated Bylaws with respect to nomination of persons for election to the Board.

Communications with the Board

All interested parties, including stockholders, may initiate in writing any communication with our Board, the lead independent director, or any individual director by sending the correspondence to OPKO Health, Inc., 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. This centralized process assists our Board in reviewing and responding to communications in an appropriate manner. If an interested party would like the letter to be forwarded directly to one of the Chairmen, or if no Chairman is listed, the members of the five standing committees of the Board, he or she should so indicate. If no specific direction is indicated, the Secretary of the Company will review the letter and forward it to the appropriate Board member(s).

Employee Communications with the Audit Committee

The Audit Committee has established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. These procedures are described in our OPKO Health, Inc. Policy on Reporting Unlawful Conduct and Prohibiting Retaliation Against Reporting Employees.

Involvement in Certain Legal Proceedings

Our directors and executive officers are not parties to any material legal proceedings.

Certain Relationships and Related Party Transactions

We hold investments in Cocrystal Pharma, Inc. (“COCP”)(3%), Zebra Biologics, Inc. (29%), Neovasc, Inc. (1%), ChromaDex Corporation (0.1%), Non-Invasive Monitoring Systems, Inc. (1%), Eloxx Pharmaceuticals, Inc. (“Eloxx”)(2%), BioCardia, Inc. (“BioCardia”)(1%), and LeaderMed Health Group Limited (47%). These investments were considered related party transactions as a result of our executive management’s ownership interests and/or board representation in these entities. We also hold a 14.3% investment in GeneDx in connection with out sale of GeneDx, Inc. and subsequent participation in an underwritten offering.  Rick Pfenniger who sits on our Board also sits on the GeneDx Board as a result of the acquisition.

On January 26, 2023, the Company made an approximate $5 million investment in GeneDx Holdings, Corp. (“GeneDx Holdings”) (formerly Sema4 Holdings, Corp.) in connection with an underwritten public offering by GeneDx Holdings and received 14,285,714 shares of GeneDx Holdings’ Class A Common Stock at a price of $0.35 per share.

On April 29, 2022, upon consummation of the GeneDx, Inc. acquisition by Sema4 Holdings Corp., the Company entered into a Transition Services Agreement, dated as of April 29, 2022 (the “Transition Services Agreement”), with GeneDx Holdings, pursuant to which OPKO agreed to provide, at cost, certain customary support services in respect of GeneDx Holdings’ business through December 31, 2022, subject to certain limited exceptions, with such services being in order to facilitate certain GeneDx Holdings transactions, including human resources, information technology support, and finance and accounting. The Company incurred aggregate expenses of $1.3 million for services rendered under the Transition Services Agreement. As of December 31, 2022, the Company has a receivable of $317.7 thousand payable to the Company by GeneDx Holdings in accordance with the terms of the Transition Services Agreement.

On May 9, 2022 (the “ModeX Acquisition Closing Date”), the Company, entered into an Agreement and Plan of Merger (the “ModeX Merger Agreement”) with Orca Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “ModeX Merger Sub”), ModeX, and Dr. Gary Nabel, solely in his capacity as sellers’ representative.

Pursuant to the ModeX Merger Agreement, on the ModeX Acquisition Closing Date, ModeX Merger Sub merged with and into ModeX, with ModeX surviving the merger as a wholly owned subsidiary of the Company (the “ModeX Acquisition”). The Company paid consideration for ModeX of $300.0 million, subject to a customary purchase price adjustment mechanism. The Company paid the entirety of the purchase price pursuant to the issuance of an aggregate of 89,907,310 shares (the “ModeX Consideration Shares”) of the Company’s common stock, to the former stockholders of ModeX, of which 10% of such shares were deposited in a twelve-month escrow for purposes of satisfying the potential indemnity obligations of the ModeX selling stockholders under the ModeX Merger Agreement. In connection with the ModeX Acquisition, Dr. Elias Zerhouni, the chairman and a co-founder of ModeX, was appointed as President of the Company and Vice Chairman of the Board and Dr. Gary Nabel, the Chief Executive Officer of ModeX, was appointed as Chief Innovation Officer of the Company and as a member of the Board. On the ModeX Acquisition Closing Date, in addition to the ModeX Consideration Shares received by trusts formed for the benefit of each of Dr. Zerhouni’s and Dr. Nabel's relatives, as further described in the Security Ownership of Certain Beneficial Owners and Management section, Drs. Zerhouni and Nabel received options to purchase up to 34,923 and 34,923 shares of the Company’s common stock, respectively, each of which options has an exercise price of $3.19885 per share and expire on May 8, 2032.

We lease office space from Frost Real Estate Holdings, LLC (“Frost Holdings”) in Miami, Florida, where our principal executive offices are located. Effective August 1, 2019, we entered into an amendment to our lease agreement with Frost Holdings. The lease, as amended, is for approximately 29,500 square feet of space. The lease provides for payments of approximately $89 thousand per month in the first year increasing annually to $101 thousand per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking.

Dr. Elias Zerhouni, our Vice Chairman and President, sits on the board of directors of Danaher Corporation (“Danaher”). Our subsidiary, BioReference, routinely procures products and services from several subsidiaries of Danaher, including Beckman Coulter, Integrated DNA Technologies Inc., and Leica Microsystems Inc., to which BioReference has paid $3.2 million, $0.2 million, and $0.4 million, respectively, during the year ended December 31, 2022.

BioReference purchases and uses certain products acquired from InCellDx, a company in which we hold a 29% minority interest.

We reimburse Dr. Frost for Company-related use by Dr. Frost and our other executives of an airplane owned by a company that is beneficially owned by Dr. Frost. We reimburse Dr. Frost for out-of-pocket operating costs for the use of the airplane by Dr. Frost or Company executives for Company-related business. We do not reimburse Dr. Frost for personal use of the airplane by Dr. Frost or any other executive. For the years ended December 31,  2022, 2021, and 2020, we recognized approximately $181 thousand, $105 thousand, and $156 thousand, respectively, for Company-related travel by Dr. Frost and other OPKO executives.

Our Policies Regarding Related Party Transactions

We have adopted a written statement of policy with respect to related party transactions, which is administered by our Audit Committee. Under our related party transaction policy, a “Related Party Transaction” is any transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships) in which the Company or any of our subsidiaries was, is or will be a participant and the amount exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest. A “Related Person” is any of our executive officers, directors or director nominees, any stockholder beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, any immediate family member of any of the foregoing persons, and any firm, corporation, or other entity in which any of the foregoing persons is employed, is a partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest in such entity.

It is the Company’s policy to enter into or ratify Related Party Transactions only when the Audit Committee determines that the Related Party Transaction in question is in, or is not inconsistent with, the best interests of the Company. In making this determination, the Audit Committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. Pursuant to the Company’s policy, the Audit Committee has granted standing pre-approval to certain types of Related Party Transactions that are considered to be in, or consistent with, the best interests of the Company.

Pursuant to our related party transaction policy, a Related Party Transaction may only be consummated if:

•	our Audit Committee approves or ratifies such transaction in accordance with the terms of the Company’s policy;

•	such transaction falls within the category of transactions that have previously been granted standing pre-approval; or

•

the chair of our Audit Committee pre-approves or ratifies such transaction and the amount involved in the transaction is less than $250,000, provided that for the Related Party Transaction to continue it must be presented to our Audit Committee at its next regularly scheduled meeting for review.

If advance approval of a Related Party Transaction is not feasible, then that Related Party Transaction will be considered and, if our Audit Committee determines it to be appropriate, ratified, at its next regularly scheduled meeting. If we decide to proceed with a Related Party Transaction without advance approval, then the terms of such Related Party Transaction must permit termination by us without further material obligation in the event our Audit Committee ratification is not forthcoming at our Audit Committee’s next regularly scheduled meeting.

Transactions with Related Persons, though not classified as Related Party Transactions by our related party transaction policy and thus not subject to its review and approval requirements, may still need to be disclosed if required by the applicable securities laws, rules, and regulations.

All transactions in the categories listed above were approved in accordance with the Company’s related party transaction policy.

Policies Regarding Hedging and Pledging our Common Stock

Our directors, officers and personnel are prohibited from pledging the Company’s common stock, purchasing the Company’s securities on margin, engaging in short selling the Company’s common stock, buying or selling puts or calls in connection with the Company’s securities and engaging in derivative transactions involving the Company’s securities, without prior written consent from the Company’s acting compliance officer. In addition, our directors and executive officers, as well as certain other employees, generally may purchase or sell Company securities only during permitted windows, which generally begin on the first full business day following the issuance of our earnings releases and continuing until two weeks prior to the end of the fiscal quarter.

CORPORATE SUSTAINABILITY

We are a diversified healthcare company that seeks to serve unmet patient needs and establish industry-leading positions in large, rapidly growing markets. Our Board and Committees support and encourage management’s efforts to integrate environmental, social, and governance (ESG) principles into our business strategy in ways intended to optimize opportunities to make positive impacts while advancing our goals. Our approach to sustainability seeks to balance short-term and long-term solutions and considers the interests of our stakeholders in our everyday actions. While our core competencies are clinical products, diagnostics, and a variety of biomedical and pharmaceutical business solutions, ultimately our business is about the physical health of patients and the communities in which they live. In 2023, we plan to release our inaugural Sustainability Accounting Standard Board (SASB) Fact Sheet Report that further details our ESG program.

ESG Oversight

In 2021, we enhanced our ESG strategy to better align with our business. Our executive leadership team and Board recognized the importance of embedding environmental and social priorities within our business operations and approved an enhanced and modernized ESG strategy intended to drive additional progress on initiatives that promote sustainability and increased transparency. Subsequently, we established an ESG Working Group, which is responsible for leading our ESG strategy and monitoring our corporate social responsibility and sustainability initiatives. This group includes cross-functional subject matter experts from across the Company. Our senior leadership team is tasked with driving results in these areas given the strategic importance of our ESG initiatives. Against this backdrop, we have engaged with our internal and external stakeholders on ESG topics to help further inform our direction and priorities. The three tenets of our ESG strategy are: (1) Environmental Responsibility (2) Social Impact, and (3) Governance.

Environmental Responsibility

We are addressing environmental risks by maintaining sustainable practices throughout our business, including identifying and assessing financial risks associated with climate change, energy, waste, pollution, natural resource conservation, and treatment of animals. With a view to increasing efficiency and reducing waste, in 2022, we:

•	increased the use of e-signing technology resulting in a reduction of paper waste and carbon emissions;

•	utilized digital solutions such as eStatements and electronic bill pay;

•	continued to migrate technology infrastructure to a cloud environment, reducing energy usage, and accordingly, our carbon footprint; and

•	encouraged environmentally friendly work practices by supporting the recycling of plastic, glass, and paper.

We are continuously investigating and implementing ways to boost efficiency, such as utilizing high-efficiency electrical equipment and motion detector lighting. Across our subsidiaries, we have also implemented solid waste strategies designed to limit environmental damage. In addition, we try to partner with suppliers whose practices emphasize environmental responsibility. Going forward, we plan to continue to engage best practices to measure and manage environmental impacts in order to conserve resources, reduce costs, and promote ethical sourcing practices.

Social Impact

We strive to promote an inclusive work environment. We are committed to fostering and embracing an inclusive community in which employees share a mutual understanding and respect for each other. We champion a culture of attracting, retaining and developing a workforce that is unique in background, knowledge, skill set and experience. We understand that the Company plays an important part in the lives of our employees and strive to create an inclusive workplace where employees feel heard, valued and appreciated for who they are. We encourage every one of our team members to form deeper relationships with those around them based on mutual respect, dignity and understanding. We prioritize transparency and open communication - including through surveys, town halls, and other communications. We maintain a culture of engagement, working to recognize and reward our employees.

We also began transforming and modernizing our culture and talent management practices at OPKO by implementing Human Capital Management reporting and practices to establish a foundation to enable leaders to better hire talent and manage teams. These practices include standards for setting goals, performance evaluations, and learning and development.

It is the Company’s policy to provide a healthy and safe workplace for our employees and to observe applicable federal and state laws and regulations. We are required to comply with the College of American Pathologists and CLIA laboratory safety requirements in addition to OSHA regulations. Our EHS Manager oversees our direction, standards of practice, training and auditing of our EHS practices, which are consolidated and then disseminated to our managers, supervisors and all employees. We also follow good manufacturing practices and good clinical practices to ensure appropriate standards are met.

The health and safety of our colleagues is our top priority and in recognition of this, we aim to provide a robust health and wellness package. We continually evolve our benefits plans to remain competitive and to meet the needs of our workforce to include medical benefits, dependent care, survivor benefits, disability coverage, parental leave and a 401(k) program.

Governance

We are committed to achieving excellence in our sustainability practices and to establish a strong ESG foundation for the long-term success of the Company. The Company has formally identified Mr. Pfenniger as our lead independent director. Independent directors also head each of our Board’s standing committees — the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee, and the Succession Committee.

We emphasize a culture of accountability and conduct our business in a manner that we believe is fair, ethical, and responsible to earn the trust of our stakeholders. The Board routinely addresses matters of corporate responsibility and ESG. Notably, we have:

•	adopted a Code of Business Conduct and Ethics. We require all employees, including management and our employee directors, to read and to adhere to the Code;

•	integrated ESG matters into overall governance structure and enterprise risk management framework;

•	developed cohesive communications while providing advanced, peer-comparable disclosures such as our upcoming SASB Fact Sheet; and

•	required employees to report any conduct that they believe in good faith to be an actual or apparent violation of our polices.

Our internal risk management teams oversee information security risk management and cyber defense programs. These teams maintain rigorous testing programs and regularly provide updates to our leadership as well as the Board. We leverage the latest encryption configurations and cybertechnologies on our systems, devices, and third-party connections and review vendor encryption to ensure proper information security safeguards are maintained.

We routinely engage with our stakeholders to better understand their views on ESG matters, carefully considering the feedback we receive and acting when appropriate.

DIRECTOR COMPENSATION

Each non-employee director is currently entitled to receive an annual cash retainer of $30,000, payable in quarterly installments, an option to acquire 50,000 shares of the Company’s common stock upon initial appointment to the Board and an option to acquire 30,000 shares each year thereafter on the date of the Company’s annual meeting of stockholders. Each committee’s chairman receives an additional annual cash retainer of $7,500, payable in quarterly installments. The members of the Compensation Committee also receive an additional annual cash retainer of $7,500, payable in quarterly installments, and members of the Audit Committee receive an additional annual cash retainer of $15,000, payable in quarterly installments. The chairman of the Audit Committee is entitled to receive an option to acquire 15,000 shares of the Company’s common stock each year on the date of the Company’s annual meeting of stockholders. The Lead Independent Director is entitled to receive an additional annual cash retainer of $10,000, payable in quarterly installments, and an option to acquire 15,000 shares of the Company’s common stock each year on the date of the Company’s annual meeting of stockholders.

The following table sets forth information with respect to compensation of non-employee directors of the Company earned for fiscal 2022.

Fiscal 2022 Director Compensation

					Change in
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Award	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)(3)	($)	($)	($)	($)
Alexis Borisy(1)	19,375	—	78,500	—	—	—	97,875
Robert S. Fishel, M.D.(2)	2,813	—	—	—	—	—	2,813
Richard M. Krasno, Ph.D.	59,219	—	52,500	—	—	—	111,719
Prem A. Lachman, M.D.	55,156	—	52,500	—	—	—	107,656
Roger J. Medel, M.D.	37,500	—	52,500	—	—	—	90,000
Richard C. Pfenniger, Jr.	69,219	—	105,000	—	—	—	174,219
John A. Paganelli	52,500	—	52,500	—	—	—	105,000
Alice Lin-Tsing Yu, M.D., Ph.D.	30,000	—	52,500	—	—	—	82,500

(1)	Mr. Borisy was appointed to the Board on May 9, 2022.
(2)	Dr. Fishel served on the Board until January 21, 2022.

(3)

Reflects the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“ASC Topic 718”). Assumptions made in the calculation of these amounts are included in Note 10 to the Company’s audited financial statements, included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2023. The table below sets forth the aggregate number of stock options of each non-employee director outstanding as of December 31, 2022:

Name	Stock Options
Alexis Borisy	80,000
Robert S. Fishel, M.D.	—
Richard M. Krasno, Ph.D.	180,000
Prem A. Lachman, M.D.	100,000
Roger J. Medel, M.D.	100,000
John A. Paganelli	200,000
Richard C. Pfenniger, Jr.	320,000
Alice Lin-Tsing Yu, M.D., Ph.D.	200,000

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of ten percent (10%) or more of our common stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and any other equity securities. Based on a review of the copies of the reports furnished to us, the Reporting Persons complied with all applicable Section 16(a) filing requirements, except for one late Form 4 report filed by Dr. Gary Nabel on May 19, 2022 to report purchases of shares of the Company’s common stock on May 12, 2022.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our compensation philosophy is to attract and retain talented and dedicated executives who will work to achieve our desired business direction, strategy, and performance. The primary goals of our compensation program for our Named Executive Officers (as defined in the Summary Compensation Table) are (i) to attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) to be competitive in the marketplace; (iii) to tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) to be cost-effective. To achieve these goals, we have formed a compensation committee that reviews and approves the executive compensation packages for our executive officers, including the Named Executive Officers. These packages are generally based on a mix of salary, discretionary bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company.

Benchmarking of Cash and Equity Compensation

Our Compensation Committee typically reviews executive compensation levels on an annual basis to ensure they remain competitive in our industry. Data for this review is prepared and provided to the Compensation Committee by our management and human resources department, with input from our Chief Executive Officer, as well as other members of senior management. This data details relevant market rates for executive base salaries, annual cash incentive, long-term incentive, and total compensation for companies of similar size or stage of development within our industry or companies that perform similar services or have similar product offerings and market opportunities. In connection with executive compensation decisions, among other considerations, the Compensation Committee reviews an internally generated report prepared by management and our human resources department surveying compensation practices of biotech, pharmaceutical, and laboratory companies ranging from relatively small companies in terms of revenue and size of operations to large multi-national companies with substantial revenue. While the internally generated report does not yield a comprehensive group of true peer companies due, in part, to the Company’s unique and multi-faceted business which includes pharmaceuticals, biologics, diagnostics, and clinical and genetic laboratory testing services, we believe the report provides the Compensation Committee useful comparative pay information. Utilizing the compiled information, the Compensation Committee reviews the various components of our executive compensation to determine the base salary, annual cash incentive, long term incentive, and equity compensation. No changes were made to executive compensation in fiscal years 2020, 2021, or 2022, with the exception of the 2020 and 2021 stock option grants noted below to our Named Executive Officers, a cash bonus paid to our Chief Financial Officer, Adam Logal, for work performed in 2020, and a cash bonus paid to Dr. Jon Cohen, former Sr. Vice President of the Company, for work performed in 2020. In addition, Mr. Logal and Dr. Cohen received cash bonuses in 2022 for work performed in 2021. Dr. Cohen retired from the Company in August 2022. In connection with the 2020 and 2021 grants, the Compensation Committee reviewed an internally generated report as described above surveying compensation practices of approximately twelve biotech, pharmaceutical and laboratory companies. We may retain the services of third-party executive compensation specialists from time to time in connection with the establishment of cash and equity compensation and related policies, although we have not previously done so.

Elements of Compensation

We evaluate individual executive performance with a goal of setting compensation at levels the Board and the Compensation Committee believe are comparable with executives in other companies of similar size and stage of development or companies which have similar product and service offerings or market opportunities. At the same time, our Board and Compensation Committee take into account our relative performance and strategic goals. The primary elements of our compensation plans are base salary, equity compensation, and discretionary annual bonus, each of which is described in greater detail below.

Base Salary. We try to establish and maintain competitive annual base salaries for our Named Executive Officers by utilizing available resources, which include surveys as discussed above. While base salaries are not primarily performance-based, we believe it is important to provide adequate, fixed compensation to executives working in a highly volatile and competitive industry such as ours. We provide fixed salary compensation to our Named Executive Officers based on their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the pharmaceutical, diagnostics and laboratory industries. In general, we historically targeted Named Executive Officer compensation and base salary to fall within the median range for equivalent or similar positions of executives at peer group companies. No changes to base salary were proposed or implemented in the fiscal year ended December 31, 2021 (“fiscal 2021”) or fiscal 2022, except for a salary increase for Mr. Logal, whose base salary was increased from $600,000 to $700,000 in fiscal 2021.

Discretionary Annual Bonus. In addition to base salaries, our Compensation Committee has the authority to award discretionary annual bonuses to our Named Executive Officers based on corporate and individual performance. Incentives, as a percent of salary, increase with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. Furthermore, as an executive’s rank increases, a greater percentage of that executive’s cash bonus is based on corporate performance, rather than individual performance. Because we historically generated little revenue, the Compensation Committee has not awarded any cash bonuses to Named Executive Officers other than in 2015, and again in 2020 in recognition of significant contributions to the Company’s fiscal 2020 success and growth. In 2020, Dr. Cohen was awarded cash bonuses of $750,000 and $1,150,000 for work performed in 2019 and 2020, respectively. In addition, Dr. Cohen received a cash bonus in 2022 of $1,150,000 for work performed in 2021. Dr. Cohen retired from the Company in August 2022. Mr. Logal was awarded a cash bonus of $500,000 for work performed in 2020. In addition, Mr. Logal received a cash bonus in 2022 of $200,000 for work performed in 2021.

Equity Compensation. We believe that equity compensation should be a primary component of our executive compensation program because it aligns the interests of our executive officers with the long-term performance of the Company. Stock options are a critical element of our long-term incentive strategy. The primary purpose of stock options is to provide Named Executive Officers and other employees with a personal and financial interest in our success through stock ownership, thereby aligning the interests of such persons with those of our stockholders. This broad-based program is a vital element of our goal to empower and motivate outstanding long-term contributions by our Named Executive Officers and other employees. The Compensation Committee believes that the value of stock options will reflect our performance over the long-term. Under our employee stock option program, options are granted at fair market value at the date of grant, and options granted under the program become exercisable only after a vesting period, which is subject to continued employment. Consequently, employees benefit from stock options only if the market value of our common stock increases over time. With respect to these stock options, we recognize compensation expense based on FASB ASC Topic 718.

The Compensation Committee typically grants stock options to our Named Executive Officers under the 2016 Equity Incentive Plan and previously the 2007 Equity Incentive Plan. As with base salaries and discretionary cash bonuses, there is no set formula or performance criteria, which determines the amount of the equity award for our Named Executive Officers or our other employees. Nor does the Compensation Committee assign any relative weight to any specific factors or criteria it considers when granting stock options. Rather, the Committee exercises its judgment and discretion by considering all factors it deems relevant at the time of such grants, including the internally generated peer group survey previously discussed and the Company’s performance during the most recent fiscal year. For the Named Executive Officers, other than the Chief Executive Officer, the decisions by the Compensation Committee regarding grants of stock options are made based almost entirely upon the recommendation of the Company’s Chief Executive Officer, and includes his subjective determination based on his assessment of the executive officer’s current position with the Company, the executive officer’s past and expected future performance and the other factors discussed in the determination of base salaries.

As discussed above, our Compensation Committee also considers compensation practices at peer group companies, but recognized that the actual positioning of compensation for individual executives may range above or below the median average based on job content, experience and responsibilities of the roles compared to similar positions in the market. In determining grants of stock options made in February 2021, the Compensation Committee relied primarily on the recommendations of the Chief Executive Officer for the Named Executive Officers other than the Chief Executive Officer, although it also reviewed the internally generated report referenced above surveying compensation practices of approximately twelve biotech, pharmaceutical and laboratory companies ranging from relatively small companies in terms of revenue and size of operations to large, multinational companies with substantial revenue.

With limited exceptions, we have not granted employees restricted stock or restricted stock awards pursuant to our equity benefit plans. However, our Compensation Committee, in its discretion, may in the future elect to make such grants to our employees and our Named Executive Officers if it deems it advisable.

Advisory Vote on Executive Compensation

We conduct an advisory vote on executive compensation at each annual meeting of stockholders. While this vote is not binding on the Company, our Board, or our Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers as disclosed in the proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation and corporate governance issues. These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving our senior management, directors and representatives of our stockholders.

At our 2022 annual meeting of stockholders, approximately 93% of the votes cast on the advisory vote on the executive compensation proposal were in favor of our named executive officer compensation as disclosed in the proxy statement, and as a result, our named executive officer compensation was approved by our stockholders. Our Board and Compensation Committee reviewed these final vote results. Given the significant level of support, no changes to our executive compensation policies and decisions were deemed necessary at that time based on the vote results.

Employment Agreements. We have not entered into an employment agreement with any of our current executive officers.

Severance and Change-in-Control Benefits. Except as set forth below, none of our current executive officers are entitled to severance or change of control benefits; provided, however, that the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan provide for certain accelerated vesting upon change in control events. Each of Drs. Zerhouni and Nabel is entitled to receive twelve (12) months of his base salary and benefits if his employment is terminated by the Company without cause or if he terminates his employment for good reason.

401(k) Profit Sharing Plan. We have adopted a tax-qualified 401(k) Profit Sharing Plan (the “401(k) Plan”) covering all qualified employees. The effective date of the 401(k) Plan is January 2008. Participants may elect a salary reduction of at least 1% as a contribution to the 401(k) Plan, up to the statutorily prescribed annual limit for tax-deferred contributions ($19,500 for employees under age 50 and an additional $6,500 for employees 50 and above in 2021). In 2008, the Company adopted the Roth contribution for employee elections. The 401(k) Plan permits employer matching of up to 4% of a participant’s salary up to the statutory limits. In 2010, we elected a safe harbor contribution at 4% of annual compensation. All of our safe harbor contributions are immediately vested.

Other Compensation. All of our Named Executive Officers have standard benefits that are offered to all full-time, exempt employees. These standard benefits include health, dental and life insurance, and short and long-term disability. We intend to continue to maintain the current benefits and perquisites for our Named Executive Officers; however, our Compensation Committee, in its discretion, may in the future revise, amend, or add to the benefits and perquisites of any Named Executive Officer if it deems it advisable.

Pay Versus Performance

The disclosure provided in this section is required by the SEC and does not necessarily align with how the Company has historically viewed the relationship between its performance and the compensation of its Named Executive Officers. We believe our discussion in the “Compensation Discussion and Analysis” provides a more fulsome view of how we view our executive compensation structure and how that aligns with the Company’s performance and objectives.

In accordance with Item 402(v) of Regulation S-K, the following table shows the total compensation for our Named Executive Officers for fiscal 2022, 2021, and 2020 as set forth in the Summary Compensation Table (the “SCT”), the “compensation actually paid,” as computed in accordance with Items 402(v) of Regulation S-K (the “CAP”), to our CEO, and, on an average basis, the compensation actually paid to our other Named Executive Officers (the “other NEOs”), our total shareholder return (“TSR”), the TSR of the Nasdaq Biotechnology Index, which constitutes the “Peer Group”, our net income, and our revenue, which is our company selected financial measure, all measures over the same time period.

For purposes of the chart below, Dr. Hsiao, Messrs. Rubin and Logal, and Jon Cohen are the other NEOs for fiscal 2022, 2021, and 2020. Dr. Zerhouni’s compensation is also taken into consideration in the compensation of our other NEOs with respect to a portion of fiscal 2022.

YEAR(1)	SCT TOTAL PAY FOR CEO(2)	CAP to CEO(3)	AVG SCT TOTAL PAY FOR OTHER NEOS	AVG CAP TO OTHER NEOS	Value of Initial $100 Investment Based on:(4)		Net Income(5)	Revenue(6)
					Company TSR	Peer Group TSR
2022	972,200	(1,247,785)	803,001	(1,324,485)	85.03	113.65	(328,405)	1,004,196
2021	2,103,600	2,396,962	2,298,100	2,789,211	327.21	126.45	(30,143)	1,774,718
2020	1,538,200	3,327,922	1,945,950	3,742,579	268.71	126.42	(30,586)	1,435,413

(1)   For fiscal 2022, 2021, and 2020, Dr. Phillip Frost was the CEO.

(2)   These amounts reflect (i) the total compensation reported in the SCT for the applicable year in the case of our CEO; and (ii) the average of the total compensation reported in the SCT for the applicable year for our other NEOs. See the footnotes to the SCT for further detail regarding the amounts in this column.

(3)   Amounts reported in these columns represent CAP, which was computed by making certain adjustments to the amounts reported in the SCT for the applicable year. A reconciliation of the adjustments for our CEO and for the average of the other NEOs is set forth in the following tables, which describe the adjustments.

(4)   Reflects the cumulative TSR for the Company and the NASDAQ Biotechnology Index, which is the same industry index included in Part II, Item 5, “Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities,” furnished in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2023, assuming, in each case, an initial investment of $100 on December 31, 2019.

(5)   Reflects “Net Income” in the Company’s consolidated statement of operations included in the Company’s Annual Report on Form 10-K for each of the years ended December 31, 2022, 2021, and 2020.

(6)    SEC rules require us to designate a “company-selected measure” that in our assessment represents the most important financial performance measure (that is not otherwise required to be disclosed in the table immediately above) used by the Company to link the CAP of our Named Executive Officers, for the most recently completed fiscal year, to our performance. We selected revenue as this measure for fiscal 2022, as reflected in the table above. This performance measure may not have been the most important financial performance measure for fiscal 2021 and 2020, and we may determine a different financial performance measure to be the most important financial performance measure in future years.

YEAR	SCT TOTAL PAY FOR CEO	MINUS EQUITY AWARD GRANT DATE FV REPORTED IN SCT FOR COVERED YEAR	PLUS YE FV OF EQUITY AWARDS GRANTED DURING THE COVERED YEAR THAT REMAIN OUTSTANDING AND UNVESTED	PLUS YOY CHANGE IN FV OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS	PLUS YOY CHANGE IN FV AS OF THE VESTING DATE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED DURING COVERED YEAR	CEO CAP
2022	972,200	—	—	(1,522,307)	(697,678)	(1,247,785)
2021	2,103,600	1,132,000	1,116,026	390,724	(81,388)	2,396,962
2020	1,538,200	567,000	1,212,445	968,750	175,527	3,327,922

YEAR	SCT AVERAGE PAY FOR OTHER NEOs	MINUS EQUITY AWARD GRANT DATE FV REPORTED IN SCT FOR COVERED YEAR	PLUS YE FV OF EQUITY AWARDS GRANTED DURING THE COVERED YEAR THAT REMAIN OUTSTANDING AND UNVESTED	PLUS YOY CHANGE IN FV OF OUTSTANDING AND UNVESTED EQUITY AWARDS GRANTED IN PRIOR YEARS	PLUS YOY CHANGE IN FV AS OF THE VESTING DATE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED DURING COVERED YEAR	AVG OTHER NEO CAP
2022	803,001	8,801	8,091	(886,469)	(1,240,307)	(1,324,485)
2021	2,298,100	1,202,750	1,116,026	541,634	36,202	2,789,211
2020	1,945,950	801,000	1,784,988	685,393	127,248	3,742,579

The fair value of options was determined by using the Black-Scholes option pricing method.

Financial Performance Measures. The most important financial performance measures used by the Company in setting pay-for-performance compensation for fiscal 2022 are set forth below, in no particular order.

-Adjusted Operating Income

-Revenue

-Relative Total Shareholder Return

Relationship Between “Compensation Actually Paid” and Performance Measures. The charts below compare the CAP to our CEO and the average CAP to our other NEOs with (i) our TSR, (ii) our net income, (iii) revenue, which is our company selected measure, for fiscal 2022, 2021 and 2020. In addition, the charts below compare our TSR with our Peer Group TSR. We believe the CAP in each of the years reported above aligns with the performance metrics presented. In example, the CAP to the CEO and average CAP to our other NEOs in fiscal 2022 was negative, as was our TSR, and we reported a net loss and decline in revenue during that period.

Non-Financial Performance Measures. The Company also considered the success, failure or progress made with respect to its R&D pipeline in setting pay-for performance compensation for fiscal 2022.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code generally does not allow a deduction for annual compensation in excess of $1,000,000 paid to our executive officers. Prior to January 1, 2018, this limitation on deductibility did not apply to certain compensation, including “performance based” compensation under a plan approved by our stockholders, paid to our Named Executive Officers. Historically, we intended for equity grants under our 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan to qualify for the “performance-based” exceptions from the Section 162(m) limitations.

Following the enactment of the Tax Cuts and Jobs Act of 2017 on December 22, 2017, the performance-based compensation exception described above was repealed with respect to performance-based compensation payable following November 2, 2017 unless it is payable pursuant to an award that was outstanding on that date (and generally unmodified) or a binding written agreement in effect on that date, which is referred to as the grandfathering exception. Following the repeal of the performance-based exception to deductibility, we have generally expected that compensation paid to our named executive officers in excess of $1 million will not be deductible, subject to the grandfathering exception. The Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) of the Code if it determines that such modifications are consistent with our business needs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board has submitted the following report for inclusion in this proxy statement.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its review and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the Securities and Exchange Commission.

Compensation Committee Richard M. Krasno, Ph.D., Chairman Prem A. Lachman, M.D. Roger J. Medel, M.D.

The Compensation Committee report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

Summary Compensation Table for 2020-2022

The following table sets forth information regarding compensation earned in or with respect to fiscal years 2022, 2021, and 2020 by:

•	Our Chief Executive Officer during fiscal 2022;

•	Our Principal Financial Officer during fiscal 2022; and

•	Our four most highly compensated executive officers (other than individuals serving as our Principal Executive Officer or our Principal Financial Officer).

We refer to these officers collectively as our Named Executive Officers.

				Option	All Other
				Award(s)	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(2)	Total ($)
Phillip Frost, M.D.	2022	960,000	—	—	12,200	972,200
Chief Executive Officer	2021	960,000	—	1,132,000	11,600	2,103,600
	2020	960,000	—	567,000	11,200	1,538,200

Jane H. Hsiao, Ph.D.	2022	900,000	—	—	12,200	912,200
Chief Technical Officer	2021	900,000	—	1,132,000	11,600	2,043,600
	2020	900,000	—	567,000	11,200	1,478,200

Elias A. Zerhouni, M.D.(3)	2022	900,000	—	44,003	12,200	956,203
President	2021	—	—	—	—	—
	2020	—	—	—	—	—

Steven D. Rubin	2022	810,000	—	—	12,200	822,200
Executive Vice President-	2021	810,000	—	990,500	11,600	1,812,100
Administration	2020	810,000	—	441,000	11,200	1,262,200

Adam Logal	2022	700,000	—	—	12,200	712,200
Senior Vice President	2021	700,000	200,000	990,500	11,600	1,902,100
and Chief Financial Officer	2020	600,000	500,000	441,000	11,200	1,552,200

Jon R. Cohen, M.D.(4)	2022	600,000	—	—	1,012,200	1,612,200
Former Senior Vice President	2021	575,000	1,150,000	1,698,000	11,600	3,434,600
OPKO Health, Inc.; Former Executive Chairman-BioReference Health, LLC	2020	575,000	1,150,000	1,755,000	11,200	3,491,200

(1)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the amounts are discussed in Note 10 of the Company’s audited financial statements for the year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2023.

(2)

Includes contributions made by the Company under its 401(k) Plan during fiscal during fiscal 2020 in the amount of $11,200, during fiscal 2021 in the amount of $11,600 for each of Drs. Frost, Hsiao, and Cohen and Messrs. Rubin and Logal, and during fiscal 2022 in the amount of $12,200 for each of Drs. Frost, Hsiao, Zerhouni, and Cohen and Messrs. Rubin and Logal.

(3)	Dr. Zerhouni was appointed as President of the Company and Vice Chairman of the Board on May 9, 2022.
(4)

Dr. Cohen was appointed as an executive officer of the Company on March 1, 2021 and announced his retirement from service with the Company on August 16, 2022. Dr. Cohen continued to work with the Company in an advisory capacity through December 31, 2022, during which time he was paid his regular salary. In connection with his retirement, Dr. Cohen is entitled to receive a $1,000,000 severance payment, payable in twenty six installments, and vesting of his 1,275,000 unvested options were accelerated. Upon his retirement, Dr. Cohen entered into a consulting agreement with the Company, which was subsequently amended in November 2022 to reflect that Dr. Cohen would not be providing consulting services for the Company.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during the year ended December 31, 2022. The exercise price per share of each option granted to our Named Executive Officers during fiscal 2022 was equal to the closing price of our common stock on the date of the grant.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Grant DateFair Value of Option Awards ($)(2)
Elias A. Zerhouni, M.D.(3)	5/9/2022	34,923	3.19885	1.26

(1)	Options vest in four equal annual tranches, commencing on May 9, 2023, and expiring on May 8, 2032.

(2)	Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.

(3)	Drs. Zerhouni was appointed as an officer of the Company on May 9, 2022.

Outstanding Equity Awards at Fiscal Year-End for 2022

The following table sets forth information with respect to equity awards outstanding as of December 31, 2022.

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option	Option
	Options		Options		Exercise	Expiration
Name	(#) Exercisable		(#) Unexercisable		Price ($)	Date

Phillip Frost, M.D.	300,000	(1)(2)	—		8.37	4/13/24
	500,000	(3)	—		14.42	3/17/25
	500,000	(4)	—		10.41	3/31/26
	500,000	(5)	—		4.46	6/20/28
	262,500	(9)	87,500	(9)	2.47	6/30/29
	337,500	(10)	112,500	(10)	2.27	6/3/30
	200,000	(11)	200,000	(11)	4.81	2/18/31

Jane H. Hsiao, Ph.D.	262,500	(1)(6)	—		8.37	4/13/24
	450,000	(3)	—		14.42	3/17/25
	450,000	(4)	—		10.41	3/31/26
	500,000	(5)	—	(5)	4.46	6/20/28
	262,500	(9)	87,500	(9)	2.47	6/30/29
	337,500	(10)	112,500	(10)	2.27	6/3/30
	200,000	(11)	200,000	(11)	4.81	2/18/31

Elias A. Zerhouni, M.D.	8,731	(12)	26,192	(12)	3.19885	5/8/32

Steven D. Rubin	308,481	(7)(8)	—		4.77	2/4/23
	350,000	(1)	—		8.37	4/13/24
	450,000	(3)	—		14.42	3/17/25
	450,000	(4)	—		10.41	3/31/26
	300,000	(5)	—		4.46	6/20/28
	187,500	(9)	62,500	(9)	2.47	6/30/29
	262,500	(10)	87,500	(10)	2.27	6/3/30
	175,000	(11)	175,000	(11)	4.81	2/18/31

Adam Logal	250,000	(1)	—		8.37	4/13/24
	250,000	(3)	—		14.42	3/17/25
	250,000	(4)	—		10.41	3/31/26
	300,000	(5)	—	(5)	4.46	6/20/28
	187,500	(9)	62,500	(9)	2.47	6/30/29
	262,500	(10)	87,500	(10)	2.27	6/3/30
	175,000	(11)	175,000	(11)	4.81	2/18/31

____________________

(1)	Options were issued on April 14, 2014 and vested in four equal annual tranches beginning on April 14, 2015.

(2)	Original option grant was for 400,000 shares. Dr. Frost exercised options for 100,000 shares on August 7, 2015.

(3)	Options were issued on March 18, 2015 and vested in four equal annual tranches beginning on March 18, 2016.

(4)	Options were issued on April 1, 2016 and vest in four equal annual tranches beginning April 1, 2017.

(5)	Options were issued on June 21, 2018 and vest in four equal annual tranches beginning June 21, 2019.

(6)	Original option grant was for 350,000 shares. Dr. Hsiao exercised options for 87,500 shares on August 7, 2015.

(7)

On August 29, 2013, the Company acquired PROLOR Biotech, Inc. (“PROLOR”) and the holders of PROLOR securities became holders of the Company’s securities at the exchange ratio established in the acquisition agreement.

(8)	These options vested on August 29, 2013.

(9)	Options were issued on July 1, 2019 and vest in four equal annual tranches beginning July 1, 2020.

(10)	Options were issued on June 4, 2020 and vest in four equal annual tranches beginning June 4, 2021.

(11)	Options were issued on February 19, 2021 and vest in four equal annual tranches beginning February 19, 2022.

(12)	Options were issued on May 9, 2022 and vest in four equal annual tranches beginning May 9, 2023.

Option Exercises and Stock Vested

For fiscal 2022, no Named Executive Officer acquired any shares of common stock upon the exercise of stock options, nor did any restricted stock, restricted stock units or any similar instruments held by any Named Executive Officer vest.

Fiscal Year-End Equity Compensation Plan Information

The following table sets forth aggregated information concerning our equity compensation plans at December 31, 2022.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted- Average Exercise Price of Outstanding Options Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in the 1st column)
Equity Compensation Plans Approved by Stockholders	48,536,384	$5.61	38,675,694
Equity Compensation Plans Not Approved by Stockholders	—	—	—
Total	48,536,384	$5.61	38,675,694

Pension Benefits

None of our Named Executive Officers is covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plan

None of our Named Executive Officers is covered by a nonqualified defined contribution or other nonqualified deferred compensation plan.

Employment Agreements and Change in Control Arrangements

We have not entered into employment agreements with any of our executive officers other than an offer letters entered into with Drs. Zerhouni and Nabel. Pursuant to the offer letters, each of Drs. Zerhouni and Nabel is entitled to twelve (12) months of applicable base salary and benefits if terminated without cause or if he terminates his employment for good reason (as defined in his offer letter). None of our Named Executive Officers are otherwise entitled to severance or change of control benefits; provided, however, that both the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan provide for accelerated vesting of all awards under the plan upon a Change in Control, as defined below. Pursuant to both the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, if there is a Change in Control of the Company, the vesting date of each outstanding equity award under the plan shall be accelerated so that each such award shall, immediately prior to the effective date of the Change in Control, become fully vested with respect to the total number of shares of common stock subject to such award. Upon the consummation of any Change in Control, all outstanding awards under the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, shall to the extent not previously exercised, either be assumed by any successor corporation or parent thereof or be replaced with a comparable award with respect to shares of common stock of such successor corporation or parent thereof. Under the 2007 Equity Incentive Plan and the 2016 Equity Incentive Plan, a “Change in Control” means the occurrence of any of the following events:

(a)    any Person, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act, or any successor section thereto, (other than (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iii) any subsidiaries of the Company, (iv) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (v) the Frost Group or any of its affiliates) becomes, either alone or together with such Person’s affiliates and associates, the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(b)    during any period of twenty-four months, individuals who at the beginning of such period constitute the Board, and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(c)    the effective date or date of consummation of any transaction or series of transactions (other than a transaction to which only the Company and one or more of its subsidiaries are parties) under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)    the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

If we had experienced a Change in Control on December 31, 2022, the value of the acceleration of stock options held by each of Drs. Frost, Hsiao, Zerhouni, Nabel and Cohen and Messrs. Rubin and Logal would be approximately $0.9 million, $0.9 million, $0.04 million, $0.04 million, $0 million, $0.7 million, and $0.7 million, respectively.

Compensation Policies and Practices as Related to Risk Management

The Compensation Committee and management do not believe that the Company maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. A significant portion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because their ultimate value is tied to our stock price.

Pay Ratio Disclosure

Our philosophy is to pay our employees competitively with similar positions in the applicable labor market. We follow this approach worldwide, whether it be an executive level position or hourly job at a foreign facility. As such, we benchmark by position from time to time and adjust compensation to match the applicable market. By doing so, we believe we maintain a high-quality, more stable workforce.

In accordance with Item 402(u) of Regulation S-K, promulgated in accordance with the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010, we are providing the following disclosure about the ratio of the annual total compensation of our chief executive officer to the median annual total compensation of our employees. For the year ended December 31, 2022:

•	the median of the annual total compensation of all employees of our Company except our principal executive officer was reasonably estimated to be $43,798;

•	the annual total compensation of our chief executive officer was $972,200; and

•	based on this information, the ratio of the annual total compensation is estimated to be 22:1.

We identified our median employee using a multistep process in accordance with the SEC rules. We first examined the annual cash compensation paid to each of our employees during 2022, excluding our chief executive officer, which we gathered from our payroll data. This population consisted of all of our full-time, part-time and temporary employees who were employed by us on December 31, 2022. We believe the use of annual cash compensation, consisting of base pay and wages paid for all employees, is a consistently applied compensation measure because this measure reasonably represents the principal form of compensation delivered to all of our employees and because we typically do not widely distribute annual equity awards or pay bonuses to our employees. Next, we excluded approximately 173 employees in Mexico and approximately seven, two, and one employees in Canada, Uruguay, and Brazil, respectively, which represents less than 5% of our workforce, as permitted under the de minimis exemption to the SEC rules. The total numbers of U.S. employees and non-U.S. employees were 3,465, and 736, respectively, before taking into account such exclusions and for purposes of calculating such exclusions. After taking into account the de minimis exemption, 3,465 employees in the United States and 553 employees located outside of the United States were considered for identifying the median employee. We also annualized the total cash compensation paid to those employees who commenced work with us during 2022, but did not work for us the entire calendar year. For purposes of this disclosure, compensation paid in foreign currencies was converted to U.S. dollars based on exchange rates in effect on December 31, 2022. Using this compensation measure, we were able to identify our median employee: a representative data reviewer in research and development, based in one of our foreign subsidiaries. Once we identified our median employee, we then calculated the annual total compensation for such employee in accordance with the requirements of Item 402(c) of Regulation S-K. With respect to the annual total compensation of our chief executive officer, we used the amount reported in the “Total Compensation” column reported in the Summary Compensation Table included in this proxy statement.

Due to the use of estimates, assumptions, adjustments and statistical sampling permitted by Item 402(u), pay ratio disclosures may involve a degree of imprecision. Accordingly, our pay ratio is merely a reasonable estimate calculated in a manner consistent with Item 402(u) and may not be comparable to the pay ratio disclosures of other companies.

PROPOSAL TWO:

NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY”)

Background of the Proposal

Section 14A of the Exchange Act, which was added under the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that all public companies hold a separate non-binding advisory stockholder vote to approve the compensation of executive officers as described in the Compensation Discussion and Analysis, the executive compensation tables and any related information in each such company’s proxy statement (commonly known as a “Say on Pay” proposal). Pursuant to Section 14A of the Exchange Act, we are holding a non-binding advisory vote on Say on Pay at the Annual Meeting.

We currently hold our Say on Pay vote every year. Stockholders will have an opportunity to cast a non-binding advisory vote on the frequency of Say on Pay at the Annual Meeting and every six years thereafter.

Say on Pay Proposal

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program is primarily structured to (i) attract, motivate, and retain talented executives with the skill sets and expertise we need to meet our scientific and business objectives; (ii) be competitive in the marketplace; (iii) tie annual and long-term cash and equity incentives to the achievement of specified performance objectives that will result in increased stockholder value; and (iv) be cost-effective. The three primary elements of compensation used to support the above goals are base salary, discretionary annual bonus, and equity awards. Although we have not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we maintain compensation plans that tie a substantial portion of our executives’ overall compensation to the achievement of corporate goals and success of the Company. The Board believes that our compensation program for our executive officers is appropriately based upon our performance and the individual performance and level of responsibility of the executive officers. We urge you to read the “Executive Compensation” section of this proxy statement for details on the Company’s executive compensation programs.

The Say on Pay proposal is set forth in the following resolution:

“RESOLVED, that the compensation paid to OPKO Health, Inc.’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because your vote on this proposal is advisory, it will not be binding on the Board, the Compensation Committee or the Company. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

OUR BOARD RECOMMENDS A VOTE “FOR” THE SAY ON PAY PROPOSAL.

PROPOSAL THREE:

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON SAY ON PAY IN FUTURE YEARS (“SAY ON FREQUENCY”)

Background of the Proposal

The Dodd-Frank Act requires that all public companies hold a separate non-binding advisory stockholder vote with respect to the frequency of the vote on the Say on Pay proposal not less than every six years. Companies must give stockholders the choice of whether to cast an advisory vote on the Say on Pay proposal every year, every two years, or every three years (commonly known as “Say on Frequency”). Stockholders may also abstain from making a choice. We last sought an advisory vote on Say on Frequency in 2017. Pursuant to Section 14A of the Exchange Act, we are holding a separate non-binding advisory vote on Say on Frequency at the Annual Meeting.

Say on Frequency Proposal

In accordance with good corporate governance practices, the Company recommends that the stockholder advisory vote on Say on Pay should be held on an annual basis, which allows stockholders to regularly express their views on the Company’s executive compensation program. The Board believes that holding this advisory vote annually, as the Company has done since 2017, provides the Company with timely and appropriate feedback on compensation decisions for its named executive officers. While this vote is not binding on the Company, our Board or our Compensation Committee, we believe that it is important that our stockholders have an opportunity to vote on this proposal as a means to express their views on an annual basis regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement.

Although the Board recommends that the Say on Pay proposal be voted on every year, our stockholders will be able to specify one of four choices for the Say on Frequency vote as follows: (i) one year; (ii) two years; (iii) three years; or (iv) abstain.

This is an advisory vote and will not be binding on the Board, the Compensation Committee, or the Company, and the Board may determine that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than may be indicated by this advisory vote of our stockholders. Nevertheless, the Board will take into account the outcome this advisory vote when considering how frequently to seek an advisory vote on Say on Pay in future years.

OUR BOARD RECOMMENDS A VOTE FOR THE SELECTION OF “ONE YEAR” AS THE FREQUENCY WITH WHICH STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON SAY ON PAY.

PROPOSAL FOUR:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP (“Ernst & Young”) has served as the Company’s independent registered public accounting firm since 2007. The Audit Committee has appointed Ernst & Young as the Company’s independent registered public accounting firm to audit our financial statements for fiscal 2023 and to express an opinion on the effectiveness of our internal control over financial reporting as of December 31, 2023, and recommends that stockholders vote in favor of the ratification of such appointment. We expect that a representative of Ernst & Young will attend the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services provided by Ernst & Young for the audits of our annual financial statements and internal control over financial reporting for the fiscal years ended December 31, 2022 and 2021:

	December 31,
	FY 2022	FY 2021
Audit Fees	2,663,541	$2,923,000
Audit-Related Fees	979,975	360,000
Tax Fees	—	100,000
All Other Fees	2,570	2,700
Total	$3,646,086	$3,385,700

Audit Fees include fees for services rendered for the audit of our annual consolidated financial statements, the audit of internal control over financial reporting, the review of financial statements included in our quarterly reports on Form 10-Q, statutory audits required domestically and internationally, assistance with and review of documents filed with the SEC and consents and other services normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees principally include fees incurred for accounting consultations and other audits such as a benefit plan audit and a stand alone audit.

Tax Fees amounts include fees for services rendered for tax compliance and tax advice.

All Other Fees includes fees for a license to access online accounting research tools and fees that do not constitute Audit Fees, Audit-Related Fees, or Tax Fees.

Audit Committee Policy for Pre-approval of Independent Registered Public Accounting Firm Services

The Audit Committee of the Board is required to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the independent registered public accounting firm’s independence. The Audit Committee has established a policy regarding pre-approval of permissible audit, audit-related, and other services provided by the independent registered public accounting firm, which services are periodically reviewed and revised by the Audit Committee. Unless a type of service has received general pre-approval under the policy, the service will require specific approval by the Audit Committee. The policy also includes pre-approved fee levels for specified services and any proposed service exceeding the established fee level must be specifically approved by the Audit Committee. All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2022 and 2021 were approved by the Audit Committee consistent with the policy described above.

Ratification by Stockholders of the Appointment of Independent Registered Public Accounting Firm

The ratification of the appointment of Ernst & Young will be approved if the votes cast in favor of the proposal by the holders of shares of our common stock present or represented and entitled to vote at the Annual Meeting in which a quorum is present exceed the votes cast against the proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The members of the Audit Committee of the Board are Messrs. Pfenniger and Paganelli and Drs. Krasno and Lachman. The primary purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s accounting and financial reporting processes. The Audit Committee’s functions are more fully described in its charter adopted by the Board, which is available on the Company’s website at www.opko.com. The Audit Committee reviews and reassesses the adequacy of its charter on an annual basis. The Board annually reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that each member of the Audit Committee is independent under such standards.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations.

The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an independent annual audit of the Company’s consolidated financial statements and expressing an opinion on both the conformity of those financial statements with United States generally accepted accounting principles and on the effectiveness of our internal control over financial reporting. The Audit Committee’s policy is that all services rendered by the Company’s independent registered public accounting firm are pre-approved by the Audit Committee and are monitored both as to spending level and work content to maintain the appropriate objectivity and independence of the independent registered public accounting firm. The Audit Committee’s policy provides that the Audit Committee has the ultimate authority to approve all audit engagement fees and terms and that the Audit Committee shall review, evaluate, and approve the engagement proposal of the independent registered public accounting firm.

In conjunction with its activities during fiscal 2022, the Audit Committee reviewed and discussed our interim results, audited financial statements, and the annual integrated audit of our financial statements and internal control over financial reporting with management and the Company’s independent registered public accounting firm with and without management present. The members of the Audit Committee discussed the quarterly review procedures and annual audit procedures performed by the independent registered public accounting firm in connection with the quarterly unaudited and annual audited financial statements and discussed and agreed upon procedures related to the audit of internal control over financial reporting with management of the Company and its independent registered public accounting firm. The members of the Audit Committee also discussed with the Company’s independent registered public accounting firm the matters required to be discussed pursuant to Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee received from the Company’s independent registered public accounting firm the written disclosures and the letter required by the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the foregoing reviews and discussions, the Audit Committee recommended that the fiscal 2022 annual audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2022.

Audit Committee Richard C. Pfenniger, Jr., Chairman Richard M. Krasno, Ph.D. Prem A. Lachman, M.D. John A. Paganelli

OTHER INFORMATION

Deadlines for Stockholder Proposals and Nominations for the 2024 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, our stockholders may present proper proposals for inclusion in our proxy statement and form of proxy and for consideration at our 2024 annual meeting of stockholders (the “2024 Annual Meeting”) by submitting their proposals to us in a timely manner. Any stockholder of the Company who wishes to present a proposal for inclusion in the proxy statement and form of proxy for action at the 2024 Annual Meeting must comply with our Amended and Restated Bylaws and the rules and regulations of the SEC, each as then in effect. Such proposals must be mailed to us at our offices at 4400 Biscayne Blvd., Miami, Florida 33137, Attention: Secretary. Under the rules of the SEC, any stockholder proposal intended to be presented at the 2024 Annual Meeting must be received no later than January 2, 2024 in order to be considered for inclusion in our proxy statement and form of proxy relating to such meeting. Under our Amended and Restated Bylaws, a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. In order to be timely, we must receive notice of your intention to introduce a nomination or propose an item of business at our 2024 Annual Meeting between March 24, 2024 and April 23, 2024.

If we receive notice of a stockholder proposal after March 17, 2024, and that proposal is in fact presented at the 2024 Annual Meeting, then our proxy holders will have the right to exercise discretionary authority with respect to voting on such proposal.

In addition, for stockholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19 under the Exchange Act, stockholders must provide notice to us no later than April 23, 2024, containing the information required by Rule 14a-19 under the Exchange Act.

Expenses of Solicitation

The Company is making this solicitation and will bear the cost of this proxy solicitation. In addition to the use of the mails, some of our regular employees, without additional remuneration, may solicit proxies personally or by telephone or facsimile. We will reimburse brokers, dealers, banks, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

Other Business

As of the date of this proxy statement, the Board knows of no business to be presented at the Annual Meeting other than as set forth in this proxy statement. If other matters properly come before the Annual Meeting, or any of its adjournments, the persons named as proxies will vote on such matters in their discretion.

Householding

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials (“Notice”), addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of our company will be “householding” our proxy materials and Notice. A single proxy statement or Notice may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notification from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or us that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of the 2023 proxy statement and 2022 annual report, or of the Notice, and/or wishes to receive separate copies of these documents in the future, or if, at any time, stockholders who share an address and receive separate copies of the 2023 proxy statement and 2022 annual report would like to receive a single copy of these documents, or of the Notice, in the future, such stockholder or stockholders may (1) notify its broker or (2) direct its written or oral request to: OPKO Health, Inc., Corporate Secretary, 4400 Biscayne Blvd., Miami, Florida 33137, (305) 575-4100. Upon written or oral request of a stockholder at a shared address to which a single copy of the 2023 proxy statement and 2022 annual report or Notice was delivered, we will deliver promptly separate copies of these documents.

OPKO

P.O. BOX 8016, CARY, NC 27512-9903

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

	INTERNET Go To: **www.proxypush.com/OPK** • Cast your vote online • **Have your Proxy Card ready** • Follow the simple instructions to record your vote
	PHONE Call **1-866-355-8623** • Use any touch-tone telephone • **Have your Proxy Card ready** • Follow the simple recorded instructions
	MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
	You must register to attend the meeting online and/or participate at www.proxydocs.com/OPK

OPKO Health, Inc.

Annual Meeting of Stockholders

For Stockholders as of April 24, 2023

TIME: Thursday, June 22, 2023 10:00 AM, Eastern Time

PLACE: Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/OPK for more details.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Steven D. Rubin and Adam Logal, and each of them severally, as proxies of the undersigned, each with full power to appoint his substitute, to represent the undersigned at the Annual Meeting of Stockholders of OPKO Health, Inc. ("OPKO" or the "Company") to be held via a live webcast over the Internet at www.proxydocs.com/OPK on June 22, 2023, beginning at 10:00 a.m., Eastern Time, and at any adjournments thereof, and to vote via the live webcast all shares of common stock of the Company held of record by the undersigned at the close of business on April 24, 2023, in accordance with the instructions set forth on this proxy card and, in their discretion, to vote such shares on any other business as may properly come before the meeting and on matters incident to the conduct of the meeting. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

OPKO Health, Inc.

Annual Meeting of Stockholders

Please make your marks like this: X

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 4
THE BOARD RECOMMENDS THAT AN ADVISORY VOTE ON THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS BE HELD EVERY 1 YEAR.

	PROPOSAL	YOUR VOTE				BOARD OF DIRECTORS RECOMMENDS
1.	To elect as directors the twelve nominees named in the attached proxy statement for a term of office expiring at the 2024 annual meeting of stockholders or until their respective successors are duly elected and qualified;	FOR	WITHHOLD			
	1.01 Phillip Frost, M.D.	☐	☐			FOR
	1.02 Jane H. Hsiao, Ph.D., MBA	☐	☐			FOR
	1.03 Elias A. Zerhouni, M.D.	☐	☐			FOR
	1.04 Steven D. Rubin	☐	☐			FOR
	1.05 Gary J. Nabel, M.D., Ph.D.	☐	☐			FOR
	1.06 Alexis Borisy	☐	☐			FOR
	1.07 Richard M. Krasno, Ph.D.	☐	☐			FOR
	1.08 Prem A. Lachman, M.D.	☐	☐			FOR
	1.09 Roger J. Medel, M.D.	☐	☐			FOR
	1.10 John A. Paganelli	☐	☐			FOR
	1.11 Richard C. Pfenniger, Jr.	☐	☐			FOR
	1.12 Alice Lin-Tsing Yu, M.D., Ph.D.	☐	☐			FOR
		FOR	AGAINST	ABSTAIN		
2.	The approval of a non-binding resolution regarding the compensation paid to the Company's named executive officers ("Say on Pay");	☐	☐	☐		FOR
		1YR	2YR	3YR	ABSTAIN	
3.	To approve a non-binding advisory resolution on the frequency of the advisory vote on Say on Pay in future years ("Say on Frequency");	☐	☐	☐	☐	1 YEAR
		FOR	AGAINST	ABSTAIN		
4.	The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023; and	☐	☐	☐		FOR
5.	The transaction of such other business as may properly come before the Annual Meeting or any adjournments thereof.					

You must register to attend the meeting online and/or participate at www.proxydocs.com/OPK

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date

Signature (if held jointly) Date